As filed with the Securities and Exchange Commission on March 24, 2003
                                                     Registration No. 333-101677


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 DECORIZE, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

          Delaware                         5020                  43-1931810
------------------------------ ----------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
                    -----------------------------------------
                   (Address and telephone number of principal
               executive offices and principal place of business)

               Jon T. Baker, President and Chief Executive Officer
                                1938 East Phelps
                           Springfield, Missouri 65802
                                 (417) 879-3326
            ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lance M. Hardenburg
                             Hallett & Perrin, P.C.
                          2001 Bryan Street, Suite 3900
                               Dallas, Texas 75201
                                 (214) 953-0053

Approximate date of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check this box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

------------------------------------- -------------- ---------------------- ----------------------- --------------------
                                    Amount Proposed    Maximum Proposed            Maximum
 Title of Each Class of Securities        to be       Offering Price per          Aggregate              Amount of
          to be Registered             Registered          Share(1)             Offering Price       Registration Fee
------------------------------------- -------------- ---------------------- ----------------------- --------------------
Common Stock, $.001 par value           3,292,427            $1.69               $5,564,201.60         $450.14(2)
------------------------------------- -------------- ---------------------- ----------------------- --------------------

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the American Stock Exchange on March 21, 2003.
(2) A registration fee of $538 was previously paid by the registrant on December 6, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion, dated March 24, 2003


                                                                      PROSPECTUS

                                 DECORIZE, INC.

                          Common Stock, $.001 par value

                                3,292,427 Shares

         The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 3,292,427 shares of our common stock from time to time, including 1,713,142 shares that are issuable to the selling stockholders upon exercise of outstanding warrants and 535,714 shares that are issuable upon conversion of a convertible term note. The selling stockholders will receive all the proceeds from the sale of the offered shares. See "Selling Stockholders" on page 9 of this prospectus.

         Our common stock is traded on the American Stock Exchange under the symbol "DCZ". The last reported sales price of the common stock on The American Stock Exchange on March __, 2003, was $___ per share.

         The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.

         Decorize, Inc. is a Delaware corporation. Our principal executive offices are located at 1938 E. Phelps, Springfield, Missouri, 65802 and our phone number is (417) 879-3326. In this prospectus, references to "Decorize," "we," "us" and "our" refer to Decorize, Inc. and its subsidiaries.


                           __________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           __________________________


                 The date of this prospectus is March ___, 2003.








The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................1
         Our Company.........................................................1
         The Offering........................................................1
         Summary Financial Information.......................................2
Risk Factors.................................................................3
Cautionary Statement Concerning Forward-Looking Statements...................8
Use of Proceeds..............................................................8
Determination of Offering Price..............................................9
Selling Stockholders.........................................................9
Plan of Distribution........................................................11
Directors, Executive Officers, Promoters and Control Persons................13
Security Ownership of Certain Beneficial Owners and Management..............16
Description of Securities...................................................18
Description of Business.....................................................20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................................26
Description of Property.....................................................33
Certain Relationships and Related Transactions..............................34
Market for Common Equity and Related Stockholder Matters....................35
Executive Compensation......................................................36
Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure.......................................40
Legal Matters...............................................................40
Experts  ...................................................................40
Other Available Information.................................................41
Index to Financial Statements..............................................F-1

                               Prospectus Summary

         Investors should pay particular attention to the information regarding investment risks related to Decorize and this offering of its common stock that are included in the section entitled "Risk Factors" on page 3 of this prospectus.

Our Company

         Decorize is a home furnishings and accents company that was founded in March 2000 and became a publicly-traded company in July 2001 through a reverse merger with Guidelocator, Inc., a development stage company that was formed to provide an internet database containing information on fishing guides around the world. We primarily sell furniture and home decor products that we import from the Far East. Shares of Decorize common stock traded on the over-the-counter market until Decorize's common stock became listed for trading on the American Stock Exchange in March 2002.

         Our home furnishings business operates as a "source to business" supplier, which is designed to serve both large and small United States retail customers. We ship the majority of our products directly from overseas manufacturers to our retail customers, and we are not aware of any competitors to Decorize that have adopted our model. We believe that delivery times, product value, item uniqueness and product selection are the primary factors that influence our customers' purchasing decisions. Decorize's objective in evaluating our shipping methods, pricing, product offerings and other aspects of our business model has been to determine how to enable Decorize to surpass the offerings of its industry competitors with respect to these major factors. We are continuing to transition any manufacturing of product that is done for Decorize in the United States to our suppliers in the Far East.

         Decorize operates as three separate business units: decorize.com, GuildMaster, Inc., and Faith Walk Designs, Inc. We acquired GuildMaster in June 2001, and completed the acquisition of Faith Walk in August 2001. Each of our business units operated as a separate company prior to being acquired by Decorize. For more information about our business, see "Description of Business" on page 20 of this prospectus.

Terms of the Offering
---------------------

Common stock offered by
our selling stockholders            3,292,427 shares

Common stock to be
outstanding after the offering      13,489,549 shares (assumes all warrants and
                                    convertible securities are exercised and that all shares offered are sold)

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of the common stock offered by the
                                    selling stockholders.

American Stock Exchange symbol      DCZ

Summary Financial Information

         Below is a table summarizing our consolidated financial information. The summary financial data set forth below have been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1. All financial data contained in this prospectus represent historical information and do not necessarily indicate our future results.

                                            Period from            Period from                                Six Months Ended
                                           March 6, 2000         January 1, 2001       Year Ended                December 31,
                                        to December 31, 2000     to June 30, 2001     June 30, 2002         2001              2002
                                        --------------------     ----------------     -------------         ----              ----
Statement of Operations Data:                                                                                     (unaudited)
Net sales                                 $   284,307           $    842,274         $ 14,081,833      $   6,714,647   $  9,304,849
Gross profit                                   63,478                257,139            4,941,465          2,518,725      3,493,133
Operating expenses                            672,056              1,022,111            6,561,754          2,651,766      3,202,733
Income (loss) from operations                (608,578)              (764,972)          (1,620,289)          (133,041)       290,400
Other income (expense)                        (57,303)               (76,877)            (363,853)           (85,642)      (272,859)
Income (loss) before                         (665,881)              (841,849)          (1,984,142)          (218,683)        17,541
      income taxes
Net income (loss)                            (665,881)              (809,149)          (2,016,842)          (234,983)        17,541
Basic earnings (loss) per share                 (0.11)                 (0.13)               (0.02)             (0.02)           0.0
Diluted earnings (loss) per share               (0.11)                 (0.13)               (0.02)             (0.02)           0.0
Weighted average common shares
outstanding - basic                         5,820,672              6,117,338           10,306,274         10,202,598     10,577,549
Weighted average common and
dilutive shares outstanding                 5,820,672              6,117,338           10,306,274         10,202,598     10,756,948


                                                                                                         As of December 31, 2002
                                                                                                         -----------------------
Balance Sheet Data:                                                                                             (unaudited)
Working capital                                                                                                $    3,279,222
Total assets
                                                                                                                    8,157,548
Long-term debt, less current portion                                                                                  329,953
Notes payable to stockholders                                                                                       1,927,142
Stockholders' equity                                                                                                4,716,509

                                  RISK FACTORS

         The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.

                          Risks Related To Our Company

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

         The concept for Decorize's business model was developed in 2000. The acquisitions of our two operating subsidiaries were completed in June 2001 and July 2001, respectively. Even though these two operating subsidiaries have operated independently for some time, we have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations. Also, our largest business unit, decorize.com, which accounted for approximately 50% of our sales in fiscal 2002, has only been operational since April 2000. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

We have incurred losses historically, and we may not be able to attain or maintain profitability.

         We incurred a net loss of $2,016,842 for the fiscal year ended June 30, 2002. Despite having net income of $164,195 for the three month period ended September 30, 2002, we incurred a loss of $146,654 for the three months ended December 31, 2002, and we may incur additional operating losses in the future. Although our revenues increased significantly since the beginning of fiscal 2002, our operating expenses also increased substantially. We cannot assure you that our profit levels will continue to grow, even if sales continue to increase. We will need to generate greater revenues to achieve and maintain profitability in the future, particularly if the operational costs related to our internal growth continue to increase. If our operating losses continue on a long-term basis, our stock price may decline, perhaps significantly, and you could lose the value of your investment.

Our customers have no obligation to purchase from us, which may result in sudden declines in sales.

         Our customer mix currently consists of approximately twelve large retailers, and more than a thousand small retailers, designers and decorators. We do not have supply agreements or other volume commitments that are binding on our customers, and our sales originate solely from individual purchase orders that we negotiate with our individual customers. As a consequence, our customers are not obligated to purchase any amount of our products and they may choose to stop or decrease their level of product purchases from us at any time, without giving us prior notice. This could cause our sales to fluctuate, and we could experience a sudden and unexpected decline in sales. We could experience unexpected operational losses if our customer sales were to decline significantly without notice. Furthermore, our revenue projections are subject to greater uncertainty than if we had volume commitments from one or more of our largest customers. Although our top five customers in fiscal year 2002 accounted for approximately 35% of our revenues in that year, we cannot assure you that these customers, or any of our customers, will continue to purchase our products in significant volume, or at all.

We are implementing a strategy to grow and expand our business, which is expensive and may not generate increases in our revenues.

         We intend to expand our business, and we are incurring expenses associated with our growth and expansion. Although we recently raised funds through private offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. As part of our growth strategy, we are currently expanding our technology infrastructure by installing new telephony and information systems at a cost in excess of $150,000. In addition, we recently hired additional personnel in the United States and overseas, which caused our operating expenses to increase. We intend to hire additional employees overseas and to continue upgrading our technological infrastructure to improve quality and cost controls, operating efficiency, and customer service capabilities. We will need to generate greater revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving greater revenues, despite our attempts to grow our business. If our growth strategies do not result in increased revenues, we may have to abandon our plans for further growth or even reduce the current size of our operations.

We may need to raise additional funds, and these funds may not be available when we need them.

         Based on our current plans, we believe that our cash on hand and cash generated from operations will be sufficient for the foreseeable future to fund our operations at our currently forecasted levels of operation and expansion. However, we may need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. There can be no assurance that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

         During the period from June 1, 2001 to January 31, 2003, our total number of employees increased from 7 to 71, including 9 employees in Asia. We experienced high sales growth in fiscal year 2002, which at times exceeded the capacity of our infrastructure and resulted in a backlog of customer orders. Although we were able to resolve those capacity issues by hiring additional personnel and upgrading our technology infrastructure, we will continue pursuing additional sales growth for our company. If we expand too quickly, our customer orders could again outpace the growth of our infrastructure, which could force us to delay or reduce customer orders. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

We may engage in acquisitions, which will consume resources and may be unsuccessful or unprofitable.

         We may explore the possibility of acquiring other businesses; however, acquisitions are not always successful or profitable. Any future acquisitions could expose us to risks, including risks associated with assimilating new operations, technologies and personnel; diversion of resources from our existing businesses; inability to generate revenues sufficient to offset associated acquisition costs; and risks associated with the maintenance of uniform standards, controls, procedures and policies. Acquisitions may also result in additional expenses from amortizing acquired intangible assets. If we attempt an acquisition and are unsuccessful in its completion, we will likely incur significant expenses without any benefit to our company. If we are successful in completing an acquisition, the risks and other problems we face may ultimately make the acquisition unprofitable. Failed acquisition transactions and underperforming completed acquisitions would burden us with significant costs without any corresponding benefits to us, which could cause our stock price to decrease, perhaps significantly.

We face substantial competition from numerous sources, many of which have access to better resources.

         Competition in the wholesale market for home furnishings is intense. We compete with a diverse group of wholesalers ranging from internet businesses to traditional brick-and-mortar companies, many of which have greater resources than Decorize. Barriers to entry in the wholesale furniture and home furnishings market are not significant and start-up costs are relatively low, so our competition may increase in the future. New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost. If wholesalers with significantly greater resources than Decorize decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our directors have the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

         The current members of our Board of Directors beneficially own, in the aggregate, approximately 41% of our common stock, on a fully diluted basis. Our directors will continue to own a significant portion of the common stock after completion of the offering by the selling stockholders. As a result, if they choose to vote in concert, our directors are collectively able to significantly influence the outcome of any corporate matters submitted to our stockholders for approval, including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter that is opposed by the board of directors, would be able to obtain the number of votes necessary to overrule the board.

Because we do not manufacture or warehouse most of our products in the United States, a disruption in the delivery of imported products may have a greater effect on us than on our competitors.

         We primarily import products that we have purchased or had manufactured for us overseas. Merchandise imported directly from these overseas manufacturers currently accounts for approximately 85% of our total purchases. Because we import the majority of our products and deliver them directly to our customers, we believe that disruptions in shipping deliveries may have a greater effect on us than on competitors who manufacture or warehouse products in the United States. Deliveries of our products may be disrupted through factors such as:

         o raw material shortages, work stoppages, strikes and political unrest;
         o problems with ocean shipping, including work stoppages and shipping container shortages;
         o increased inspections of import shipments or other factors causing delays in shipments; and
         o        economic crises, international disputes and wars.

         For example, we recently experienced significant delays in shipments due to a dockworkers dispute on the West Coast. The delays from this dispute resulted in the cancellation of some customer orders, since we could not obtain replacement products from overseas in a timely manner. Although we managed to minimize the impact of the delays, a longer dispute could have placed us at a serious disadvantage to some of our competitors. Most of our competitors warehouse products that they import from overseas, which allows them to continue delivering their products despite overseas shipping disruptions, at least in the short term. If our competitors are able to deliver products when we cannot, our reputation may be damaged and we may lose customers to our competitors.

If we were required to purchase our imported products in foreign currencies instead of United States dollars, we would be subject to currency rate fluctuations.

         Currently, the products we buy abroad are priced in United States dollars, so we are not directly affected by changes in foreign exchange rates. If we are required to pay for goods in foreign currencies in the future, then we would be affected by fluctuating currency exchange rates. In that event, we will attempt to enter into foreign currency exchange contracts with major financial institutions to hedge the overseas purchase transactions and limit our exposure to those fluctuations. If we were not able to successfully protect ourselves against those currency rate fluctuations, then our profits on the products subject to those fluctuations would also fluctuate and could cause us to be less profitable or incur losses, even if our business is doing well.

We may need to substantially increase our marketing efforts in order to grow our business, which is expensive.

         In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of Decorize, our business model, and our products. We believe that we have presented our product offering to only a small percentage of the large and medium sized retailer market. Currently, we rely primarily on word of mouth, from our existing customers and contacts we develop personally through industry events, to promote and market Decorize. In order to successfully grow Decorize, we may need to significantly increase our financial commitment to creating awareness and acceptance of Decorize among retailers, which would be expensive. In fiscal year 2002, marketing and advertising expenses were $141,000, which is approximately 2% of our operational expenses for that year. If we fail to successfully market and promote our business, we could lose current customers to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing Decorize, it could cause our profitability to decline.

Our businesses are not diversified, which could result in significant fluctuations in our operating results.

         All of our business units are involved in the retail and wholesale marketing of furniture and other home products, and accordingly are dependent upon trends in the home furnishings sector. Downturns in the home furnishings sector could have a material adverse effect on our business. A downturn in the home furnishings sector may reduce our stock price, even if our business is successful.

We lack reliable sources of liquidity.

         We have limited access to sources of liquidity. Although we believe our revenues are adequate to sustain our operations for the foreseeable future, we plan to expand our business, which will require us to increase our access to sources of liquidity. We received $2.5 million in debt and equity funding from August 2001 to December 2002, through the following private offerings:

         o in June 2001, we received $44,000 from the sale of warrants to certain of our stockholders, in exchange for the waiver of certain claims of those stockholders in connection with the conversion of our business from a limited liability company to a corporation;
         o in October 2001, we received $60,000 from one of our directors as payment upon the exercise of certain of those warrants to purchase 30,000 shares of common stock;
         o in multiple closings held during the period from October 2001 until February 2002, we received $525,000 from a private placement of 220,000 shares of common stock and warrants to purchase an additional 220,000 shares;
         o on February 26, 2002, we completed a private placement financing by issuing a 6% convertible term note in the original principal amount of $750,000, together with warrants to purchase an additional 300,000 shares;
         o in May 2002, we received $50,000 from the sale of 20,000 shares of common stock to one of our directors, which included warrants to purchase an additional 20,000 shares of common stock; and
         o in November and December 2002, we received $1.1 million from a private placement of 785,714 shares of common stock and warrants to purchase an additional 785,714 shares.

         Even though we have successfully raised money in the past, there is no guarantee that we will receive any additional funding in the future. If we need additional funds to grow and are unable to find additional sources of liquidity, we may have to delay or abandon our plans for growth, or decrease our operations.

We have not paid dividends in the past, and do not anticipate paying dividends in the future.

         We have not paid or declared cash dividends to the holders of our common stock, and do not intend to do so in the foreseeable future. We intend to use any excess funds from our operations to operate and grow Decorize. We cannot assure you that we will ever pay dividends to the holders of our common stock.

                         Risks Related To This Offering

Future sales of our common stock into the public market, or the perception that such sales could occur, could cause our stock price to decline, even if our business is doing well.

         The market price of our common stock could drop if a substantial number of shares are issued, particularly if they are sold in the public market or if the market perceives that such sales could occur. An excess number of available shares on the market is likely to depress our stock price. We have issued a number of warrants, options and convertible securities that are currently outstanding, including:

         o warrants to purchase up to 2,303,142 shares of our stock, at exercise prices ranging from $1.40 to $4.00, 1,713,142 of which shares are being registered for resale by Decorize on behalf of the selling stockholders;
         o convertible securities for the purchase of up to 535,714 shares of common stock at an average conversion price of $1.40 per share, all of which are being registered for resale in this offering; and
         o options to purchase 1,234,623 shares of common stock under our employee equity incentive plan.

In addition to the securities listed above, we may issue up to 1,795,377 additional shares under our employee stock incentive plan.

         Pursuant to this prospectus, on behalf of the selling stockholders we are registering and listing for sale on AMEX, 3,292,427 shares of common stock, including 1,713,142 shares that are issuable to the selling stockholders upon exercise of outstanding warrants and 535,714 shares that are issuable upon conversion of a convertible term note. These shares are described in the "Selling Stockholders" section on page 9 of this prospectus. After these shares are registered, they may be sold in the public market, which could cause the market price of our common stock to drop by increasing the number of shares offered for sale to the public. An overabundance of available shares on the market may limit the price growth potential of our common stock even if our business is doing well, because the available supply may exceed the demand for our shares. In addition, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

The current public market for our common stock is limited and highly volatile, which generally affects the price of our common stock.

         The shares of common stock offered pursuant to this prospectus will be listed for trading on AMEX. However, we have only been listed on AMEX since March 2002, and trading activity in our common stock should be considered sporadic, illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares.

Because of our low stock price, we may become subject to "penny stock" regulations, which place restrictions on the trading of our stock.

         The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Decorize is currently exempt from complying with the SEC's penny stock regulations because our common stock is listed for trading on AMEX. However, we could be become subject to the penny stock regulations if we are delisted from AMEX or if the SEC expands the coverage of its penny stock regulations so that AMEX listing is no longer an exemption. The penny stock regulations provide that, unless an exemption is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks. In addition, under these regulations broker/dealers who recommend penny stocks to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the proposed transaction prior to the sale. If we become subject to penny stock regulations, it would be more difficult for investors to purchase or sell our common stock due to the additional restrictions imposed by those regulations, which could depress our stock price.

Our forward-looking statements may prove to be inaccurate.

         This prospectus and the Registration Statement on Form SB-2 of which this prospectus is a part, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about Decorize's forecasts, expectations, beliefs, performance, plans, strategy, objectives, and intentions. Although we believe that the forecasts, expectations, beliefs, performance, plans, strategy, objectives and intentions reflected in, or suggested by, those forward-looking statements are reasonable, it is possible that one or more, or even all, of them may not be achieved or realized. Factors that could cause actual results to differ materially from the forward-looking statements made in this prospectus are set forth in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to Decorize are qualified in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus and the Registration Statement on Form SB-2 of which this prospectus is a part contain forward-looking statements. The words "intend," "anticipate," "believe," "estimate," "plan" and "expect," and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical facts contained in this prospectus and the registration statement, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

         o        the risks associated with growth;

         o our inability to purchase and manufacture merchandise at attractive prices;

         o changes in consumer demand and preferences that cause people to desire products other than those traditionally offered by Decorize; and

         o        risks associated with our lack of liquidity.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

         A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

                                 USE OF PROCEEDS

         This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Decorize is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. However, we have received proceeds from the original issuance of the outstanding shares covered by this prospectus. In addition, we will receive proceeds in the amount of the exercise price of the warrants, or the conversion price of the convertible note, for shares of common stock issued in exchange for those securities that are covered by this prospectus. Assuming exercise of all such warrants, the gross proceeds to us from the exercise of all such warrants would be $4,590,798. We intend to use any proceeds from exercise of such warrants for working capital and general corporate purposes. If the convertible note issued to NestUSA is converted into shares of common stock, our long-term liabilities would be reduced by the amount of principal and accrued interest converted into such shares.

                         DETERMINATION OF OFFERING PRICE

         This offering is being affected solely to allow the selling stockholders to offer and sell the shares of our common stock to the public. The selling stockholders may offer for resale, some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock as quoted on AMEX on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

                              SELLING STOCKHOLDERS

         The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of March ___, 2003, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. The table also sets forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number and percentage of shares of common stock each selling stockholder will beneficially own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within sixty days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding shares.

                                   Number of Shares                                 Number of Shares        Percentage of Shares
      Name of                     Beneficially Owned       Number of Shares        Beneficially Owned        Beneficially Owned
  Beneficial Owner               before the Offering       Offered for Sale       after the Offering(1)      after the Offering
  ----------------               -------------------       ----------------       ---------------------      ------------------
NestUSA, Inc.                         1,211,714(2)            1,211,714                      0                        *
Quest Capital Alliance                  914,286(3)              914,286                      0                        *
Pequot Scout Fund, L.P.                 330,000(4)              330,000                      0                        *
Pequot Navigator Offshore               170,000(5)              170,000                      0                        *
    Fund, L.P.
Gryphon Master Fund                     285,714(6)              285,714                      0                        *
Gary Stein Roth IRA                      71,428(7)               71,428                      0                        *
Jack DeArmon                             40,000(8)               40,000                      0                        *
Joanna DeArmon                           40,000(9)               40,000                      0                        *
Fabian Garcia                           263,070(10)              40,000                223,070                    1.88%
J. Richard Iler                          42,857(11)              42,857                      0                        *
Robert J. Smith                          42,857(12)              42,857                      0                        *
Stonegate Securities, Inc.               17,857(13)              17,857                      0                        *
Scott R. Griffith                        46,429(14)              28,572                      0                        *
Robert R. Blakely                        28,572(15)              28,572                      0                        *
Jesse B. Shelmire                        46,427(16)              28,570                      0                        *

*Less than 1%.

         (1) Assumes that all of the securities offered hereby are sold.
         (2) Includes 80,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 535,714 shares (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of 2002) issuable upon conversion of a convertible term note, in the original principal amount of $750,000, at a conversion price of $1.40 per share, 300,000 shares issuable upon exercise of warrants at an exercise price of $1.50 per share, and 216,000 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Marwan M. Atalla is the President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by it.

         (3) Includes 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share and 357,143 shares issuable upon exercise of warrants at an exercisable price of $2.80 per share. Steven W. Fox is the general manager of Quest Capital Alliance and controls the right to vote and dispose of the shares of Decorize common stock owned by Quest Capital Alliance.
         (4) Includes 165,000 shares issuable upon the exercise of warrants at an exercise price of $2.80 per share. We have been informed that Pequot Capital Management, Inc. ("PCM") is the investment manager of Pequot Scout Fund, L.P. Voting and investment control over the shares of Decorize common stock owned by Pequot Scout Fund, L.P. is shared at PCM by Arthur J. Samberg and Kevin O'Brien, the sole executive officers and directors of PCM. Mr. Samberg is the controlling stockholder of PCM.
         (5) Includes 85,000 shares issuable upon the exercise of warrants at an exercise price of $2.80 per share. We have been informed that PCM is the investment manager of Pequot Navigator Offshore Fund, L.P. Voting and investment control over the shares of Decorize common stock owned by Pequot Scout Fund, L.P. is shared at PCM by Arthur J. Samberg and Kevin O'Brien, the sole executive officers and directors of PCM. Mr. Samberg is the controlling stockholder of PCM.
         (6) Includes 142,857 shares issuable upon the exercise of warrants at an exercise price of $2.80 per share. We have been informed that E.B. Lyon IV is the authorized agent of Gryphon Master Fund, and has the right to vote and exercise control over the disposition of the shares of Decorize common stock owned by Gryphon Master Fund.
         (7) Includes 35,714 shares issuable upon the exercise of warrants at an exercise price of $2.80 per share. We have been informed that Gary Stein is the individual who has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by Gary Stein Roth IRA.
         (8) Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share.
         (9) Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share.
         (10) Mr. Garcia serves as a director of Decorize. Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share and stock options to purchase 70,000 shares of common stock under the Decorize stock option plan.
         (11) Includes 21,429 shares issuable upon exercise of warrants at an exercise price of $1.68 per share and 21,428 shares issuable upon exercise of warrants at an exercise price of $3.36 per share.
         (12) Includes 21,428 shares issuable upon exercise of warrants at an exercise price of $1.68 per share and 21,429 shares issuable upon exercise of warrants at an exercise price of $3.36 per share.
         (13) We have been informed that voting and investment control over the shares of Decorize common stock owned by Stonegate Securities, Inc.
("Stonegate") is shared by Scott R. Griffith, its President, and Jesse B. Shelmire, its Secretary-Treasurer, who are the authorized representatives of Stonegate.
         (14) Includes 14,286 shares issuable upon exercise of warrants at an exercise price of $1.40 per share, and 14,286 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Also includes 17,857 shares held by Stonegate, which may be deemed to be beneficially owned by Mr. Griffith as a result of his shared control over the voting and investment of those shares; however, Mr. Griffith disclaims any beneficial ownership of the shares owned by Stonegate.
         (15) Includes 14,286 shares issuable upon exercise of warrants at an exercise price of $1.40 per share, and 14,286 shares issuable upon exercise of warrants at an exercise price of $2.80 per share.
         (16) Includes 14,285 shares issuable upon exercise of warrants at an exercise price of $1.40 per share, and 14,285 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Also includes 17,857 shares held by Stonegate, which may be deemed to be beneficially owned by Mr. Shelmire as a result of his shared control over the voting and investment of those shares; however, Mr. Shelmire disclaims any beneficial ownership of the shares owned by Stonegate.

         The selling stockholders acquired the shares of common stock offered by this prospectus, including those issuable under the convertible note and warrants, from Decorize in various private placements completed by Decorize, which are described below:

         o a private placement of a 6% convertible term note in the original principal amount of $750,000, which is convertible into 535,714 shares of common stock (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such note due to the private placement completed in December 2002), and warrants exercisable for another 300,000 shares of common stock at an exercise price of $1.50 per share (as adjusted from an initial exercise price of $3.00 per share) on February 26, 2002. The convertible term note was amended effective January 1, 2003, to adjust the principal and interest payment schedule, and in connection with the amendment of the note, we issued the holder of the note new warrants for an additional 216,000 shares, at an exercise price of $2.80 per share;

         o a private placement of 220,000 units at prices between $2.25 and $2.50 per unit, with each unit consisting of one share of common stock and a five-year warrant to acquire an additional share of common stock at an initial exercise price of $4.00 per share, which was closed on February 27, 2002;

         o a private placement of 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share on May 6, 2002; and

         o a private placement of 785,714 shares of common stock at a price of $1.40 per share and warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share, which had two separate closings on November 19, 2002 and December 2, 2002. Decorize issued an additional set of warrants for an aggregate 171,428 shares to brokers acting on its behalf in such placements, with 42,857 shares being issuable for an exercise price equal to $1.40 per share, 42,857 shares being issuable for an exercise price equal to $2.80 per share, 42,857 shares being issuable for an exercise price equal to $1.68 per share and 42,857 shares being issuable for an exercise price equal to $3.36 per share. In addition to those broker warrants, Decorize issued an additional 17,857 shares of common stock to its lead broker, Stonegate Securities, Inc., in the private placement as a portion of its placement fee.

         Decorize is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under registration rights agreements entered into in connection with the private placements. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through AMEX or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act, without the volume limitations of Rule 144 of the Securities Act.

         Decorize is registering the sale of the common stock held by the selling stockholders in satisfaction of its obligations under registration rights agreements that it entered into with each of the selling stockholders in connection with the private offerings in which such stockholders acquired their shares of common stock, common stock warrants and the convertible note. In those registration rights agreements, Decorize agreed to pay the costs, expenses and fees incurred in connection with the registration of the selling stockholders' shares, which we estimate to be approximately $59,073 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Decorize also agreed to indemnify the selling stockholders, in connection with its registration of the sale of their shares of Decorize common stock, against any losses or damages to which they become subject under applicable state or federal securities laws that arise from an actual or alleged untrue statement of a material fact in this prospectus or the related registration statement or from an actual or alleged omission to state a material fact that causes the statements made in this prospectus or the registration statement to be misleading. However, Decorize is not responsible for indemnifying any selling stockholder against those liabilities to the extent that they arise from an untrue statement or omission that is made in reliance upon and in conformity with written information provided to Decorize from such stockholder for use in the preparation of this prospectus and the related registration statement. The selling stockholders agreed in return to indemnify Decorize against losses or damages arising from such untrue statements or omissions that are made in reliance upon the written information provided by those selling stockholders, but each stockholder's liability is limited to the proceeds received by such stockholder for the registration of the sale of its shares under this prospectus.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The executive officers and directors of Decorize are as follows:

Name                   Age  Position
----                   ---  --------
Jon T. Baker           50   Chairman of the Board, President and CEO
James K. Parsons       53   Director and Executive Vice President
John E. Bagalay, Jr.   68   Director
Timothy M. Dorgan      50   Director
Fabian Garcia          42   Director
Kevin Bohren           44   Director
J. Michael Sandel      51   Director and Vice President
Alex Budzinsky         60   Executive Vice President and Chief Financial Officer
Brent Olson            33   Vice President - Finance and Treasurer
Gaylen Ball            50   Secretary and Director of Human Resources

Each of our directors was elected to his current term at the annual meeting of Decorize's stockholders held in November 2002, except for Dr. Bagalay, who was appointed by the Board of Directors on December 12, 2002, to fill the vacancy created by our increasing the number of members on our Board of Directors. Each director serves for a term that begins on the date of the annual meeting of stockholders at which he is elected, or the date of his appointment by the board to fill a vacancy, as applicable, and continues until the next annual meeting of our stockholders at which his successor is elected and qualified or his earlier resignation or removal. Our directors are not elected in alternating years, and they all serve concurrent terms.

         Additional personal information with respect to our executive officers and directors is provided below.

JON T. BAKER. Mr. Baker was elected a director and Chairman of the Board of Decorize on June 29, 2001, and appointed President and Chief Executive Officer on the same day. Mr. Baker co-founded decorize.com, which subsequently changed its name to Decorate, Inc., and then was merged into Decorize following the merger with Guidelocator in March 2000. From July 1997 to May 2000, Mr. Baker served as Managing Partner of GuildMaster, Inc., a home furnishings manufacturer located in Missouri, now a wholly owned subsidiary of Decorize, and for which Mr. Baker serves as Vice President and Treasurer. From October 1992 to June 2000, Mr. Baker owned and operated Baker McCormick Group, Inc., a national leadership consulting and training company with clients ranging from Sprint to Anheuser Busch, Inc. Previously, Mr. Baker served as President and Chief Operating Officer of Noble Communications, a marketing communications company. He also served as Division Chairman for Earle, Palmer, Brown, a marketing services firm. Mr. Baker began his career in marketing with Procter & Gamble. He has been responsible for building brands for Stouffers, B.F. Goodrich, Tyson Foods, and Ralston Purina. Mr. Baker graduated from Kent State University with a degree in Advertising.

JAMES K. PARSONS. Mr. Parsons was elected a director and appointed Executive Vice President of Decorize on June 29, 2001. Mr. Parsons co-founded decorize.com. From 1983 to the present, Mr. Parsons has served as President of GuildMaster, which he founded and co-owned, and which is now a wholly-owned subsidiary of Decorize. GuildMaster has been recognized as a design leader in the industry and has created such successful brands as the Arnold Palmer Home Collection, Tin Revival and America Country West. Previously, Mr. Parsons founded and owned a collection of home furnishings-related businesses in Springfield, Missouri and a design studio in Kansas City, Missouri. Mr. Parsons graduated from Evangel University with a Bachelor of Science degree.

JOHN E. BAGALAY, JR., PhD. Dr. Bagalay was appointed as a director of Decorize on December 12, 2002, by the unanimous vote of our Board of Directors. He was appointed to the Audit Committee at the same time and has been elected as its Chairman. Dr Bagalay has served as Senior Advisor to the Chancellor of Boston University since January 1998. Dr. Bagalay also served as Chief Operating Officer of Eurus Technologies, Inc. from January 1999 to December 1999 and Chief Financial Officer of Eurus International, Limited (formerly known as Eurus Technologies, Inc.) since January 1999. He served as the President and CEO of Cytogen Corporation from January 1998 to January 1999 and Chief Financial

Officer from October 1997 to September 1998. Prior to that time, he served as Managing Director, Community Technology Fund, venture capital affiliate of Boston University from September 1989 to December 1997, and was the former General Counsel of Lower Colorado River Authority, Texas Commerce Bancshares, Inc. and Houston First Financial Group. Dr. Bagalay currently serves as a director of Cytogen Corporation, and several privately held companies.

TIMOTHY M. DORGAN. Mr. Dorgan was elected a director of Decorize on June 29, 2001. Since January 2003, Mr. Dorgan has served as General Manager of J. Brown and Associates, the Specialty Marketing Division of Grey Advertising. From May 2000, Mr. Dorgan has served as President of TMD Consulting, a firm specializing in e-commerce and nurturing emerging, new economy businesses. From May 1999 to May 2000, Mr. Dorgan served as Senior Vice President e-commerce of Follett Higher Education Group, a privately-held company whose core business is the management of 630 college bookstores. From January 1995 to May 1999, Mr. Dorgan served as Executive Vice President Product Management and Marketing of Peapod, Inc., an online grocery shopping and delivery service company. Mr. Dorgan also served as President of Ketchum Advertising - Chicago, a worldwide marketing services firm, and President of Noble & Associates - Chicago, an integrated marketing service company that focused on the food category. Mr. Dorgan earned a bachelor of science degree from the University of Illinois.

FABIAN GARCIA. Mr. Garcia was elected a director of Decorize on June 29, 2001. From April 2002 to the present, Mr. Garcia has served as Sr. Vice President International for The Timberland Co., where he is charged with growing Timberland's international brand. From August 1996 to December 2001, Mr. Garcia has served as President of Chanel Asia Pacific, managing the most important sources of income for the high-end French brand. Mr. Garcia has managed the total Chanel business in Asia Pacific, including high end fashion, fine jewelry and watches, fragrances and cosmetics. From January 1994 to May 1996, Mr. Garcia served as Vice President and General Manager of Max Factor-Japan. From 1989 to 1994, he served as Managing Director for Procter & Gamble in Venezuela. Mr. Garcia completed his Chemical Engineering studies in Venezuela.

KEVIN BOHREN. Mr. Bohren was elected a director of Decorize on June 29, 2001. Since December 2000, Mr. Bohren has served as Vice President, Business Development and Communications with RLX Technologies. From January 1997 to October 1998, Mr. Bohren served as President and Chief Executive Officer of Traveling Software Company. Mr. Bohren worked with Compaq Computer Corp. for 14 years until January 1997, serving in various capacities including Vice President and General Manager of the Commercial Desktop Division, Vice President for Consumer Product Marketing, and Vice President for Systems Marketing. While there, he successfully launched the Presario(TM), Compaq's first consumer desktop brand. Since 1996, Mr. Bohren has served as President and Chief Executive Officer of LapLink.com, a remote communications software company. He serves on the Board of Directors for ReplyTV, a digital video recorder and service; the Tomorrow Factory, a start-up e-commerce infrastructure company; and Amerson Music Ministries. Mr. Bohren earned a bachelor of arts degree from the University of Minnesota.

J. MICHAEL SANDEL. Mr. Sandel was appointed as Vice President and a director of Decorize as of July 31, 2001 in conjunction with Decorize's acquisition of Faith Walk, of which he was a co-owner. Mr. Sandel and his wife, Kitty Sandel, founded Faith Walk in 1985 to focus on upscale hand-painted furniture. In 1997, the Sandels opened a retail outlet related to Faith Walk under the name Odds & Ends, L.P., the assets of which were contributed to Faith Walk in July 2001. Mr. Sandel studied for two years at the University of Houston working toward an arts degree. Subsequently, as an artist and designer, he opened and operated a retail store focused on the floral category of furnishings which was owned by the Sandels for approximately five years and operated under the name of Golden Mushroom.

ALEX BUDZINSKY. Mr. Budzinsky was appointed Executive Vice President and Chief Financial Officer in January 2002. From September through December 2001, he taught Finance at the University of San Diego. From July 1998 to April 2001, he was Executive Vice President and Director of United America eHealth Technologies, Inc., a provider of healthcare information technology. From September 1996 to July 1998, Mr. Budzinsky served at various times as President, Chairman, CEO and Director of Archangel Diamond Corporation, a diamond exploration and mining company which discovered and was developing a major diamond deposit in Russia. Mr. Budzinsky participated as founder and senior manager in several other venture companies. He previously spent 20 years in corporate finance and investment banking with Citibank, Dean Witter, Merrill Lynch and others. Mr. Budzinsky received his MBA degree from the University of Chicago, a masters degree from Rutgers University and a bachelor of arts degree from John Carroll University.

BRENT OLSON. Mr. Olson was appointed Vice President of Finance and Treasurer of Decorize on June 29, 2001. He also served as Chief Financial Officer of Decorize from June 2001 until January 2002. Beginning in January 2001, Mr. Olson held similar positions with Decorate, Inc. During the period from June 1995 to January 2001, Mr. Olson worked for John Q. Hammons Hotels, Inc., an owner and operator of 53 hotel properties nationwide. While there he served as Auditor, Accountant and Corporate Accounting Manager. Mr. Olson earned a BS in Accounting from Southwest Missouri State University.

GAYLEN BALL. Ms. Ball was appointed Corporate Secretary and Director of Human Resources of Decorize on June 29, 2001, and she served as Office Manager of decorize.com from its inception. From 1982 to March 2000, Ms. Ball worked for Noble Communications Co. serving as Data Processing Manager for the research division, Director of MIS, and Director of Human Resources.

Each of our principal officers is elected by, and serves at the pleasure of, the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the common stock as of March __, 2003, by (i) all persons known by Decorize to be the owner of record or beneficially of more than five percent of the outstanding common stock, (ii) each director of Decorize, (iii) each executive officer of Decorize listed in the Summary Compensation Table set forth under the caption "Executive Compensation," on page 36 of this prospectus, and
(iv) all directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to his shares.
                                          Shares Beneficially       Percent of
             Name                               Owned(1)             Shares (2)
             ----                               --------             ----------
NestUSA, Inc.                                 1,211,714(3)            12.5%
     1800 Bering Drive, Suite 755
     Houston, TX  77057
Quest Capital Alliance                          914,286(4)            10.1%
     3140 East Division
     Springfield, MO
Jon T. Baker                                     2,373,741            21.1%
     1938 E. Phelps
     Springfield, MO 65802
James K. Parsons                                 2,934,970            26.1%
     1938 E. Phelps
     Springfield, MO 65802
Kevin Bohren                                    401,908(5)             3.6%
     P.O. Box 6632
     Avon, CO 81620
Timothy M. Dorgan                                45,768(6)             0.4%
     350 May Avenue
     Glen Ellyn, IL 60137
Fabian Garcia                                   243,070(7)             2.1%
     8 A Camden Park
     Singapore 299799
J. Michael Sandel                                  161,443             1.4%
     10825 Barley Lane, Suite D
     Houston, TX 77070
J. Kent Martin                                  147,124(8)             1.3%
     1938 E. Phelps
     Springfield, MO 65802
Shane Matthews                                   57,794(9)             0.5%
     1938 E. Phelps
     Springfield, MO 65802
John E. Bagalay, Jr., PhD.                           4,348            0.03%
     1938 E. Phelps
     Springfield, MO 65802
All Executive Officers and                       6,651,381            56.5%
   Directors as a Group (11 persons)(10)
____________________________

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of, and under, the voting and investment authority of a spouse of an executive officer or director have been excluded.

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

(2) Reflects the number of shares outstanding on March __, 2003, and with respect to the percentage calculated for each individual shareholder or group of shareholders, it is assumed that such shareholder or group exercises all of the stock options owned by such individual or group that are exercisable currently or within 60 days of March ___, 2003.
(3) Includes 80,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 535,714 shares (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of 2002) issuable upon conversion of a convertible term note, in the original principal amount of $750,000, at a conversion price of $1.40 per share, 300,000 shares issuable upon exercise of warrants at an exercise price of $1.50 per share, and 216,000 shares issuable upon exercise of warrants at an exercise price of $2.80 per share. Marwan M. Atalla is the President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Decorize common stock owned by it.
(4) Includes 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share and 357,143 shares issuable upon exercise of warrants at an exercisable price of $2.80 per share. Steven
         W. Fox is the general manager of Quest Capital Alliance and controls the right to vote and disposition of the shares of Decorize common stock owned by Quest Capital Alliance.
(5) Includes 10,000 shares issuable upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per share, and another 70,000 shares issuable under warrants at an exercise price of $2.00 per share.
(6) Includes 10,000 shares issuable upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per share.
(7) Includes 10,000 shares issuable upon the exercise of stock options granted under Decorize's stock option plan, at an exercise price equal to $2.60 per share, 20,000 shares issuable under employee stock options with an exercise price equal to $3.95 per share, and another 20,000 shares issuable under employee stock options with an exercise price equal to $2.40 per share. Also includes 20,000 shares issuable upon exercise of warrants at an exercise price of $3.00 per share.
(8) Includes 106,509 shares issuable upon the exercise of employee stock options granted under Decorize's 1999 Stock Option Plan, at an exercise price equal to $1.13 per share, and another 10,000 shares issuable under employee stock options with an exercise price equal to $2.65 per share. Mr. Martin is no longer employed by Decorize, and those options were terminated by Decorize as a result of the termination of his employment, in accordance with the terms of the 1999 Stock Option Plan.
(9) Includes 39,941 shares issuable upon the exercise of stock options granted under Decorize's 1999 Stock Option Plan, at an exercise price equal to $1.13 per share, and another 3,333 shares issuable under employee stock options with an exercise price equal to $2.65 per share.
(10) Includes all executive officers and directors of Decorize, as a group, as of March __, 2003. Includes shares beneficially owned by two former executive officers, David A. Orwick and J. Kent Martin, who are no longer employed by Decorize, but does not include the options formerly held by Mr. Martin. Mr. Martin's options were terminated by Decorize as a result of the termination of his employment, in accordance with the terms of the 1999 Stock Option Plan.

                            DESCRIPTION OF SECURITIES

Our authorized stock consists of 50 million shares of common stock, par value $.001 per share, and 10 million shares of preferred stock, $.001 stated value per share. The following is a summary of the terms and provisions of our capital stock and the material applicable terms of our certificate of incorporation and bylaws. You should also review our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

         We are authorized to issue up to 50 million shares of common stock, each of which is entitled to one vote per share. The holders of our common stock:

         o have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors;

         o are entitled to share ratably in all of our company's assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Decorize's affairs; and

         o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

         Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and in such event the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

         Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Decorize preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Decorize. We have no present plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

         Board of Directors. Our certificate of incorporation provides that the number of members of our Board of Directors will be fixed from time to time in the manner established in our bylaws, which provide that our Board of Directors will set the number of members of our Board or Directors by a duly adopted resolution. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of a majority of the then-outstanding shares of our capital stock entitled to vote. Cause for removal is defined by the certificate of incorporation as (i) conviction of a felony that is no longer subject to appeal, (ii) adjudication by a court of competent jurisdiction that the director is liable for gross negligence, recklessness or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation, which is no longer subject to appeal, or (iii) the director is adjudicated to be mentally incompetent by a court of competent jurisdiction, in a manner that directly affects his ability as a director, which adjudication is no longer subject to appeal. Our bylaws provide that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director shall serve for the unexpired term of his or her predecessor. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. The provisions in our certificate of incorporation relative to fixing the numbers of directors, the election and the removal of directors are subject to the rights of holders of preferred stock which may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances.

         Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Decorize at least 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the case of a director that is not standing for reelection, a stockholder may give notice of a nominee for the vacated directorship any time before the close of business on the 10th day following written notice from the Board of Directors stating that such directorship is to be elected and the name of the Board of Directors' nominee. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person who is not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed precisely.

         Stockholder Meetings Our certificate of incorporation provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the members of our Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Decorize.

         Special Vote Required for Business Combinations We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation which relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an "interested stockholder" did own) 15% or more of the corporation's outstanding voting stock.

                             DESCRIPTION OF BUSINESS

         General

         Our company is a manufacturer and wholesaler of imported home furnishings and home accent items. We operate our business through Decorize, Inc., which does business under the name "decorize.com," and through our wholly-owned subsidiaries of Decorize, GuildMaster, Inc. and Faith Walk Designs, Inc. Decorize and GuildMaster are located in Springfield, Missouri; Faith Walk is located in Houston, Texas.

         We became a publicly traded company in July 2001 through a reverse merger with a reporting company named Guidelocator.com and adopted its fiscal year end of June 30. Guidelocator.com was a development stage company that was formed to provide an internet database containing information on fishing guides around the world. After the merger, Decorize's common stock traded on the over-the-counter market until it became listed for trading on the American Stock Exchange in March 2002. We completed the acquisition of GuildMaster in June 2001, and the acquisition of Faith Walk in July 2001, following the Guidelocator.com merger, which expanded our operations in the home accents and accessories business.

         The operations and the product focus of decorize.com, GuildMaster, and Faith Walk were separate and distinct in mid-2001, but since our completion of the acquisition and merger transactions, all three entities have been migrating to the Decorize business model, which relies on manufacturing and importing our home furnishings products direct from the Far East to our retailers' sites in the United States. Our direct shipping model allows us to minimize the use of intermediate warehousing facilities, which significantly reduces our cost of delivering products to our customers. Reducing those costs gives us greater flexibility in pricing and improves our gross margins. GuildMaster continues to manufacture a small amount of its product in its Springfield, Missouri facility, but it is gradually replacing the product volume in those facilities with goods from our overseas suppliers. We have maintained the separate brand identities of GuildMaster and Faith Walk so that we can continue to build on the customer awareness of those brands. Even though there is substantial commonality in product categories and in business practices between the three Decorize companies, each of them has its own areas of concentration:

         o Faith Walk focuses on designing hand-painted furniture and accessories;

         o GuildMaster focuses on designing wall art and special designer collections; and

         o decorize.com focuses on designing and customizing furniture, accent pieces, and accessories to meet the design needs of large retailers.

         We founded decorize.com, the company that became Decorize, in March 2000 with the intention of creating a direct "source to business" home furnishings and accents company that was designed to serve both large and small United States retail customers with products delivered directly from the Far East to those United States retailers on orders as small as $1,000. Our objective in evaluating our shipping methods, pricing, product offerings and other aspects of our business model is to enable our operating companies to surpass competitors in our industry on delivery times, product value, item uniqueness, and selection of imported home furnishings products by improving our use of information technology, logistics processes and our direct sourcing business model. We believe that our customers focus on those factors when choosing a home furnishings supplier, and if we can exceed the offerings of our competitors, we will continue increasing market share at the cost of our competitors.

         We use our "source to business" model to serve two distinct market segments, the source to large business segment and the source to small business segment. The source to large business segment is comprised of large retailers that we believe can benefit from our pricing, delivery times and custom design capability. The small business segment includes small retailers, designers and decorators that, in our experience, have paid premium prices and have been unable to directly source home furnishings and accents from overseas. We provide products to those small retailers at lower prices on an "international freight included" basis that we believe has not previously been made available to them by our competitors in the home furnishings industry. The price of our products includes the cost of freight to the United States port of entry, which reduces the uncertainty about ocean freight costs that would otherwise be borne directly by the small retailer. Also, because we have a significantly higher volume of shipping orders than our individual customers would have, we are able to negotiate lower per item shipping rates on the ocean freight that we arrange, allowing us to pass through a lower cost than a small retailer would obtain on its own account.

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

         Our current customer mix for all three Decorize business units is approximately twenty percent small business and eighty percent large business customers. Based on our limited operating history, we expect to experience commensurate levels of sales increases in both our large and small business segments. As a result, we do not anticipate any significant changes in our customer mix in the foreseeable future, however, we cannot predict with certainty whether or how our business mix will change in the future.

         decorize.com

         Our decorize.com operating division sources its products from a network of manufacturing partners in the Far East, principally China, the Philippines, Thailand, Indonesia and Vietnam. Working in concert with several of the world's leading logistics companies, we warehouse and stage products in facilities located in those countries for shipment directly to our retail customers in the United States. We call this our "source to business" model, which enables us to provide our customers with pricing that we believe is substantially below traditional wholesale levels in the home furnishings industry. We are able to pass on lower prices to our customers because we eliminate or reduce the additional costs that are required in the traditional model for building substantial product inventories, multiple stage warehousing and multiple handling levels by a third-party. We estimate that if we transitioned our delivery methods back to the more traditional model, which is still used by a majority of our competitors, that increased delivery costs would cause our costs of goods sold to increase by up to 15%, which would likely result in a significant increase in the prices that would have to be paid by our customers and a decrease in our operating margins.

         GuildMaster

         GuildMaster is a Missouri corporation that we acquired in June 2001. When we acquired GuildMaster, all of the stock of GuildMaster was owned by Jon
T. Baker, our President and Chief Executive Officer, James K. Parsons, our Executive Vice President, and Ellen Parsons, his spouse. The purchase price for GuildMaster was $2.5 million, which we paid by issuing a $375,000 promissory note to Mr. Baker and by issuing common stock worth approximately $2,125,000 to Mr. Baker, Mr. Parsons and Mrs. Parsons. We also assumed a $925,000 debt owed by GuildMaster to Mr. Parsons, by issuing a $925,000 promissory note. The notes are due in full on July 31, 2004 (pursuant to modifications made soon after the end of fiscal year 2002). As part of the transaction, we entered into employment agreements with Mr. Baker and Mr. Parsons. You can find information about these employment agreements in "Executive Compensation" on page 36 of this prospectus.

         GuildMaster designs custom, high-end, home accent products that are either produced to its specifications by manufacturers located in the Far East or are manufactured by GuildMaster in its Springfield, Missouri facility. GuildMaster ships a major part of its products directly to customers from overseas factories. It also warehouses some products at the GuildMaster facility and ships available inventory to retailers throughout the country.

         Faith Walk

         Faith Walk is a Missouri corporation that we acquired in July 2001. Prior to the acquisition, Faith Walk was owned by J. Michael Sandel and his spouse. The purchase price for Faith Walk was $1.1 million. We paid $284, 000 of the purchase price in cash. The remainder of the purchase price was paid by issuing a $216,000 promissory note, and by issuing common stock worth approximately $510,000 to Mr. Sandel and his spouse. The note is due in full on July 31, 2004 (pursuant to modifications made subsequent to the end of fiscal year 2002). As part of the transaction, we entered into an employment agreement with Mr. Sandel. You can find information about Mr. Sandel's employment agreement in "Executive Compensation" on page 36 of this prospectus.

         Faith Walk has historically sourced its products in unpainted form from United States suppliers and added design finishing in its Houston, Texas manufacturing facility. Under our new "source to business" strategy, Faith Walk is creating designs to be manufactured entirely by our suppliers in the Far East and then directly shipping finished products to our retail clients in the United States. We believe that our direct shipping method will allow Faith Walk to reduce prices to its customers for its current product offerings, while still increasing its gross margins, by eliminating unnecessary third party warehousing and handling costs. Faith Walk began transitioning its product offerings to our "source to business" model in late 2001. Faith Walk has successfully transitioned all of its manufacturing to the Far East, and as of January 31, 2003, the standard prices for its products had dropped an average of approximately 40% after adopting our direct shipping method, as compared to price levels at the beginning of its transition a year earlier.

         Business Strategy

         The Decorize "source to business" model eliminates several layers of handling and warehousing by importers and retailers. Products are sourced in the Far East and shipped directly to retailers in the United States. We estimate that a majority of our industry competition ship product through several levels of third party warehouse facilities, which our management estimates would increase the cost of our products by up to 15%. Our objectives in designing our business model are based on the assumption that our competitors are experiencing similar impacts on the cost and timing of the shipping of their products to retail and wholesale customers in the United States.

         We have developed support systems for manufacturing of our products in the Far East, which provide product development support and quality assurance supervision in the production, packaging and shipping of our private label products. A very important element of the Decorize model is a concentration on designing and customizing proprietary product lines to meet specific customer needs. The Decorize model enables us to provide high-volume, high quality proprietary products to large retailers at attractive prices and offers small retailers access to a broad range of accessories and accent furniture which was previously not available to them.

         Our support systems consist primarily of quality control personnel who oversee our manufacturing done by our suppliers in the Far East. Although they are new to the Decorize team, our overseas employees are viewed by Decorize as an integral part of our successful transition to the direct shipping method that we prefer. We do not believe that our transition could be accomplished without the oversight, management and first-hand knowledge of our foreign regional suppliers provided by our overseas manufacturing support team. Recently, Decorize has begun to expand the roles of our overseas support team beyond mere quality control into areas of product development and product procurement of items that are available in the Far East, and which would not likely have become part of our product offerings without our overseas staff. Currently, Decorize has employed four persons overseas, but we intend to hire four more this year. The focus will continue to be on quality control, regarding items such as consistency to design requests, manufacturing quality and packaging and delivery issues, but we will continue to seek opportunities for them to provide assistance on procurement and development of possible product offerings.

         We are expanding our product sourcing, development and warehousing operations in the Far East to support the increasing volumes of product sourced there under our business model. At the same time, we are continuing to build our sales staff in the United States in order to improve our ability to present our products and services to a growing customer base.

         On the operational level, we continue to implement and improve technology solutions that enable us to work closely with suppliers, as well as customers to plan and track orders, production status, and deliveries in order to meet demanding production and delivery timelines. We are currently installing new telephony and information systems at a cost in excess of $150,000. Our new information systems are designed to increase our internal operating efficiency and improve internal communication capabilities, to track the status of our products and to improve communications with our overseas vendors, our third party logistics suppliers, and our United States customers. We will continue to seek upgrades in our technology infrastructure that improve operating efficiencies, improve customer service capabilities and/or improve quality and cost control in our operations. There are no other significant upgrades currently planned for 2003, however, our current forecasts call for us to spend approximately $100,000 toward technology upgrades for each fiscal year.

         Our long-term strategy includes the acquisition or in-house development of additional product categories that will enable us to offer a broad line of accessories, accent furniture, and related categories. Potential product categories into which we may expand our product offerings include specialty lighting, gifts, institutional furnishings, ironwork and florals, which are product areas in which we are not currently well-represented. We also intend to develop our current staff and management and operational infrastructure in order to pursue marketing opportunities that we have identified in new product areas in customer markets that we are not currently pursuing. In that regard, we intend for our overseas support systems to increasingly be responsible for developing new product offerings by researching items that may be available in the overseas market for which they are responsible. We may need to raise additional external funds to implement our growth strategy in a timely fashion. To that end, we expect to evaluate various financing opportunities in private or public markets and will arrange financing when appropriate terms are available.

         Merchandise

         We manufacture and sell imported home furnishings and home accent items such as chests, tables, chairs, painted furniture, paintings sculpture tapestries, other fine art pieces, various hand-made ceramics, candles, lamps and similar accessory items. Products designed and manufactured by us include a broad array of home furnishings, including larger furniture items such as hand-painted or traditionally finished armoires, chests, large tables and chairs. Accent furniture includes items such as occasional tables, end tables, mirrors, wicker chairs and tables and ottomans. Accessories include items such as wood, rattan, glass, or ceramic bowls, statuettes, vases, candles and candleholders, baskets, boxes, lamps and bath items. Wall art includes a variety of traditional art such as framed oil paintings or prints, but it includes many other types of materials and designs including fabrics, woven materials and collages. Faith Walk focuses on designing hand-painted furniture and accessories, GuildMaster focuses on designing wall art and special designer collections, and decorize.com focuses on designing and customizing furniture, accent pieces, and accessories to meet the design needs of large retailers.

         Currently, decorize.com focuses on the following product lines:

                  - the design and manufacture of custom furniture, such as traditionally finished armoires, tables, chairs and storage units, which are intended for frequent use by the consumer;

                  - the design and supply of accent pieces for the home, such as mirrors, wicker chairs and tables, ottomans, and lamps, which are designed as much for their ascetic value as for their actual utility; and

                  - the manufacture of accessory items, such as lamps, candles, glass and ceramic bowls and figurines, vases and boxes, which primarily fulfill the design needs of the retail customer.

The main customers of decorize.com are typically large retailers, who market the products supplied by Decorize to the end user retail customers that shop at their brick and mortar store locations. The product mix supplied to those retailers depends upon their perception of customer demand of the consumers who shop and purchase product at those store locations.

         The main product lines for GuildMaster are the following:

                  - the design and manufacture of wall art, including tapestries, paintings and decorative ceramic and glassware for the home; and

                  - the design and production of special designer collections of home accent items, such as candles, glass and ceramic bowls and figurines, vases and boxes.

The main customers of GuildMaster are typically large retailers, who market the products supplied by GuildMaster to the end user retail customers that shop at their brick and mortar store locations. The product mix supplied to those retailers depends upon their perception of customer demand of the consumers who shop and purchase product at those store locations.

         Faith Walk's principal product offerings are hand painted furniture and accessories for the home. Faith Walk's products include specialty armoires, chests, large tables and chairs, which are typically used by home consumers who wish a more lively decor than may be offered by more traditional furniture products. In addition, Faith Walk offers hand painted accessories that are purchased by more high-end consumers. Some of these accessory items include mirrors, vases, table lamps and candleholders. Faith Walk had historically had those items manufactured for it in the United States, but completed the hand painting and design of the specialty products itself. However, under our direct shipping model, it has transitioned to a supplier base that completes the manufacture and final preparation of those hand painted items. Faith Walk supplies a substantial portion of its product to small retailers and independent designers who market and sell the product directly to their clients.

         Since our inception, we have not experienced any significant difficulty in manufacturing or otherwise obtaining high quality merchandise in adequate volumes and at suitable prices.

         Suppliers

         We have developed a network of more than 30 supply partners in China, the Philippines, Thailand, Indonesia and Vietnam that manufacture most of the products we sell to our customers. For the year ended June 30, 2002, Decorize's top ten vendors accounted for approximately 48% of our total purchases. During the time spent arranging the production of our goods with overseas manufacturers, Decorize and its supply partners are developing a better understanding of each other's needs and requirements. As our supply partners become more familiar with Decorize's business model and products, they become more adept at meeting our design and manufacturing needs, which gives us greater confidence in continuing to direct orders to those overseas vendors who have demonstrated success in working with us and increasing our reliance on particular supply partners for meeting our overseas manufacturing needs. However, we believe that none of our suppliers is material to our business individually, since there are a number of alternative suppliers available to manufacture our products in both the Far East and other parts of the world. We currently estimate that the largest of those suppliers will represent less than 20% of our product purchases during any fiscal year. We work closely with our overseas suppliers to ensure that they manufacture and ship products that meet our requirements.

         The raw materials used by our suppliers, such as wood products, metal, glass and ceramics are readily available in many places throughout the world. Because of the availability of replacement raw materials, we do not anticipate any significant difficulties in obtaining suitable raw materials for the manufacture of our products, even if there is ever a shortage of those materials in any particular country or region in which our suppliers are located,

         Our relationship with leading logistics companies provides us with state-of-the-art staging and warehousing facilities in the Philippines and China. However, if it is necessary, Decorize has alternative sources for those staging and warehousing services.

         Customers

         The current customer base for our three operating divisions includes approximately twelve leading large retailers and more than a thousand small retailers, designers and decorators. During the year ended June 30, 2002, our customer revenues were approximately $14 million. Although our top five customers in the past year accounted for approximately 35% of our revenues, the continuing growth of our business and the number of our customers is expected to result in greater revenue diversification. During fiscal 2002, our top five customers from the standpoint of revenues were Home Depot Expo, Sears - The Great Indoors, Dillards, Rooms To Go and Hancock Fabrics. Our purchase orders with our customers are completed on a purchase-by-purchase basis, and we have not entered into any long-term purchase agreements with any customers, nor are there any formal volume commitments from any of them.

         Industry and Competition

         The premium home accents and accessories market segment of the home furnishings industry, in which we compete, is estimated to generate approximately $40 billion of sales at the wholesale level. There are approximately 26,000 companies in this segment. We believe that there are no dominant competitors within our segment of the home furnishings industry.

         There is intense competition in our industry. However, we believe that our low-cost business model, the ability to provide highly customized products, our successful selection/design of fashion trends, our large number of products, our low inventory requirements, and our intensive customer service practices, will attract a growing number of customers and will allow us to increase revenues rapidly. We also expect to have opportunities to acquire companies in the industry that can benefit from our business model. Our model is not protected from duplication and it is possible that other companies will compete with us by using a similar approach in conducting their business.

         Foreign Market Risks

         As an importer of manufactured products from several countries in the Far East, our business is subject to political risks that are beyond our control. Since our inception, we have perceived the greatest risk relative to our supply chain to come from our suppliers located in China. This perception arises because most of our products are manufactured in China, as evidenced by the fact that during fiscal 2002, and again in the first two quarters of fiscal 2003, over 50% of the products manufactured by our third party suppliers were manufactured in China. However, we believe that the globalization movement and the recent focus on reduction of tariffs and the planned ongoing reductions should provide a beneficial tariff environment for importers. We believe that the recent entry of China into the World Trade Organization should substantially reduce the risk that China might take political actions that would restrict its trade with the United States or the rest of the world. Our strategy to minimize our exposure to the political risks of any one country has been to develop manufacturing partners in multiple countries. All of the products offered by Decorize are available from multiple supply sources in several different countries, which we believe protects us from the political risks of any one country or region.

         We are also subject to governmental regulations and tariff policies, which may change from time to time. We believe that the increased globalization of the United States retail economy, which has been spurred in part by the WTO and also the broadened reach of consumers because of the expansion of retail capabilities of the internet, are causing a global shift in attitudes toward the preference for a more open world-wide economy. These trends should favor the reduction of tariffs and expansion of international trade, which should benefit our business.

         Warehousing and Distribution

         An important aspect of our success involves our ability to reduce or eliminate warehousing of our products and the related direct expenses and management costs that would be required. The greater part of the products sold by our operating divisions are not warehoused at our expense, since we have those products shipped directly from our manufacturers in the Far East to the retailer stores or distribution centers operated by our retail customers. We deliver goods via large shipping containers to certain customers and use common and contract carriers to distribute smaller amounts of merchandise to other customers. Quick and efficient distribution is required to meet customer needs, and we are continually pursuing improvements in the delivery process.

         Management Information Systems

         We maintain a corporate local area network computer system, which integrates purchase orders, imports, transportation, distribution, and financial systems. Expenditures for continuing upgrades of management information systems are anticipated in the foreseeable future to refine and update these systems.

         Trademarks and Tradenames

         We have applied for registration of the service mark "Decorize," and we completed the registration for the service mark "The World's Decor...Right to your Door," on September 2, 2002, with the United States Patent and Trademark office. The registration for "The World's Decor ... Right to your Door" will terminate in 10 years from grant, or may be cancelled after 6 years if we do not file the appropriate documents evidencing our continued use of that mark. Our application for the service mark "Decorize" was filed in April 2002.

         In addition, we have common law rights to the use of "decorize.com" and
"The World's Decor....Right to your Store," however, we have not chosen to complete an application for registration of those marks at this time.

         Employees

         As of January 31, 2003, we employed 71 persons, including 9 in the Far East, all of whom were employed on a full-time basis. Our employees are not represented by any union. We have not experienced any work stoppage due to labor disagreements and we believe that our employee relations are good.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         Critical Accounting Policies

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the accompanying financial statements and related footnotes. Management bases its estimates and assumptions on historical experience, observance of industry trends and various other sources of information and factors. Actual results could differ from these estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under differing assumptions and conditions. Decorize believes the following critical accounting policies require management's most difficult, subjective and complex judgments.

         Goodwill - Effective July 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", which was issued by the Financial Accounting Standards Board (FASB) in July 2001. SFAS NO. 142 required that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provided that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Decorize did not identify or record any impairment with the adoption of this new standard.

         Revenue Recognition - Revenue is recognized when the earnings process is complete and the risks and rewards of ownership of the goods have transferred to the customer, which is generally considered to have occurred upon receipt of the products by the customer.

         Allowances for Doubtful Accounts - We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We perform ongoing credit evaluation of our customers' financial condition and if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would likely be required. Actual collections could differ materially from our estimates.

         Accounting for Business Combinations - The companies that we have acquired have all been accounted for as business combinations. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

         The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. For example, different classes of assets will have useful lives that differ. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.

         Stock Options - In accordance with Accounting Principles Board (APB) No. 25 and related interpretations, we use the intrinsic value-based method for measuring stock-based compensation cost with required pro forma disclosures of compensation expense determined under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation. For options that have been modified we have applied Financial Accounting Standards Board Interpretation No. 44 (Fin
44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25, effective July 1, 2000.

Results of Operations and Comparison of Prior Year Periods

         The following table presents certain items included in Decorize's consolidated statements of operations, a copy of which is included in this prospectus, and the percentage of total revenues for the periods indicated. All such data should be read in conjunction with, and is qualified in their entirety by reference to, our financial statements and accompanying notes.

                           Six Months Ended December 31, 2002 and 2001

                                     2002                        2001                    Change
                                     ----                        ----                    ------
Sales (net)               $9,304,849       100.0%     $6,714,647       100.0%    $2,590,202     --%
Cost of sales              5,811,716        62.5       4,195,922        62.5      1,615,794     0.0%
Gross profit               3,493,133        37.5       2,518,725        37.5        974,408     0.0%
Operating expenses         3,202,733        34.4       2,651,766        39.5        550,967    (5.1)%
Operating income (loss)      290,400         3.1        (133,041)       (2.0)       423,441     5.1%
Total other expense          272,859         2.9          85,642         1.3        187,217     1.6%
Income tax expense                 -          -           16,300         0.2         16,300    (0.2)
Net income (loss)             17,541         0.2        (234,983)       (3.5)       252,524     3.7

Sales

         Sales for the six months ended December 31, 2002, increased $2.6 million or 38.8% to $9.3 million compared to $6.7 million for the six months ended December 31, 2001. The percentage increase of revenues for the first six months of fiscal 2003 over the same period in fiscal 2002 is due in part to the relatively smaller base of revenues that we had in the first six months of fiscal 2002, which in turn was due to the fact that Decorize was still in its initial startup and reorganization phase. The $2.6 million increase in sales is due primarily to increased sales to new and existing customers, which we believe is evidence of customer acceptance of our services, products and prices, as evidenced by initial and repeat orders from new and recently new customers, and to a lesser extent from increases in sales to several of our historical large customers. We believe that we have presented our product offering to only a small part of the much larger number of large and medium sized retailers who would find our offerings attractive and would order product from us. We intend to continue marketing our goods aggressively to large retail customers and expect that as a result we will continue to increase our sales to them substantially on a dollar-to-dollar comparative basis. However, we do not believe that future rates of comparable sales increases will be as high on a percentage basis as they were in our most recent fiscal quarters or the fiscal year 2002. Pricing in our industry is very competitive and we must focus on selling more goods to more customers at very competitive prices in order to increase our revenues.

         Decorize has existed in its present form only since July 2001, so we do not have an extensive history of sales information as a combined entity. However, based on Decorize's sales since July 2001, and our evaluation of the historic operating results of Faith Walk and GuildMaster, it appears that we have the highest volume of sales during the summer months, in our fourth and first fiscal quarters, which accounted for approximately 60% of fiscal 2002 sales, and that the remaining quarters, accounting for the other 40% of sales for 2002, are not quite as strong. We believe part of the difference in the fourth quarter of fiscal year 2002 and the first quarter of 2003, compared to those consecutive quarters from a year earlier, is due to the overall growth of our enterprise more than just seasonality of sales. In other words, we believe that part of the reason for the increase in sales for the quarters ending June 30, 2002, and September 30, 2002, as compared to the two immediately preceding quarters, is due to the fact that our sales levels in each successive quarter has typically increased in general compared to prior years and quarters. Other than this change for the summer months, we have not observed any other significant seasonal patterns.

Cost of Sales

         Our cost of sales is comprised principally of the cost of goods purchased from our suppliers and the cost of freight to ship the products from our suppliers to our retail customers. Since GuildMaster manufactures a portion of its own products, its manufacturing costs for those products are included in cost of sales.

         Cost of sales remained steady as a percentage of sales at 62.5%, or $5.2 million, for the six months ended December 31, 2002, compared to $4.2 million for the six months ended December 31, 2001. We have been able to maintain our level of costs because of efficiencies of scale realized by our purchasing department because of higher volume purchases that Decorize made from its suppliers as a result of the increase in overall sales levels. Our increased sales volume allows us to obtain lower manufacturing and design costs from the suppliers as well as lower per item freight costs, because of our ability to order and ship a larger volume of goods. Our experience is that both suppliers and shippers of home furnishings products will decrease per item prices to us as the volume of our sales orders related to that item increases.

Operating Expenses

         The principal components of operating expenses include salaries and wages, rent of office-warehouse and showroom facilities, public relations and professional fees, among other things. These expenses have increased due to the acquisitions of GuildMaster and Faith Walk, the growth in decorize.com staff, and the costs associated with being a public company. We expect that sales, general and administrative expense will level off, as we have made many of the increases in staffing and in infrastructure expenses that we have planned for the coming year. This could change if we make any acquisitions or substantially expand our product offerings by adding product categories in which we are currently not well represented.

         During the six months ended December 31, 2002, our operating expenses increased $0.5 million to $3.2 million from the same period last year. This increase was principally attributable to increased professional fees and sales growth, which required additional personnel to facilitate the operations of our company. In addition, for the six months ended December 31, 2002, operating expenses included $35,000 related to the issuance of stock and stock options and $98,480 of depreciation and amortization. These expenses decreased as a percentage of sales 5.1% to 34.4% for the six months ended December 31, 2002, compared to 39.5% for the same period last year. The reduction of operating expenses as a percentage of sales is directly attributable to the increase in sales efficiencies found in combined operations, and the fixed cost nature of certain expenses. We expect that sales, general and administrative expense will level off for the remainder of 2003, as we have made many of the increases in staffing and in infrastructure expenses that we have planned for the coming year. However, this could change if we make any acquisitions or substantially expand our product offerings by adding product categories in which we are currently not well represented.

Other Expense

         Other expense for the six months ended December 31, 2002 consisted principally of $325,844 of interest expense compared to $88,018 of interest expense for the six months ended December 31, 2001. This increase was primarily due to the $187,500 charge related to the amortization of discount related to convertible debt.

Net Income (Loss)

         Our net income was $17,541 for the six months ended December 31, 2002, compared to a net loss of $234,983 for the same period of last year. The increase in our net income resulted from increased revenue and improvements in the efficiencies of our operations. We realized economies of scale because of the increased level of our revenues for the periods, which led to improvements in our cost of sales, as described under "Cost of Sales" above. Additionally, we were able to decrease operational expenses as a result of improvements in the efficiency of our operations, which we believe resulted from our technology improvements and the transition of our operating divisions to the Decorize overseas direct shipping model.

Inflation

         We do not believe our business is materially affected by inflation. We anticipate that any increase in costs caused by inflation will be passed on to the customers.

   Fiscal Year Ended June 30, 2002 and Twelve Month Period Ended June 30, 2001

Sales

         Our sales are derived primarily from the sale of home furnishing and home decor products to large and small retailers. During fiscal year 2002, sales increased approximately $13.0 million to $14.1 million from $1.1 million in the period from March 6, 2000 (inception) through June 30, 2001. Approximately $5.2 million of the increase is attributable to the purchase of GuildMaster, and $2.3 million resulted from the purchase of Faith Walk. Sales from our decorize.com division increased to $6.6 million from $1.0 million in the period from March 6, 2000 (inception) through June 30, 2001.

Cost of Sales

         Cost of sales decreased as a percentage of sales to 64.9% for fiscal year 2002 from 71.5% in the period from March 6, 2000 (inception) through June 30, 2001. The decrease in our cost of sales was due primarily to better purchase prices because of our increased volume of purchases. The decrease in our cost of sales resulted in an increase in our gross margin to 35.1% in fiscal year 2002 compared to 28.5% in the period from March 6, 2000 (inception ) through June 30, 2001.

Operating Expenses

         Operating expenses increased to $6.6 million in fiscal year 2002 from $1.7 million in fiscal year 2001, an increase of $4.9 million. The increases in these expenses were primarily attributable to the acquisitions of GuildMaster and Faith Walk. In addition, fiscal year 2002 included $754,000 of non-cash charges for stock option expense. As a percentage of sales, our operating expenses decreased to 46.6% in fiscal year 2002, from 150.4% in the period from March 6, 2000 (inception) to June 30, 2001, due to the effects of significant sales volume increases.

Other Expenses

         Depreciation and amortization was $125,000 for the fiscal year 2002 and $45,000 for the period from March 6, 2000 (inception) to June 30, 2001. This increase resulted primarily form the acquisitions of GuildMaster and Faith Walk.

         Other expense increased to $364,000 in fiscal year 2002 from $134,000 in the period from March 6, 2000 (inception) to June 30, 2001. Of this increase $125,000 was attributable to the amortization of debt discount related to conversion rights and warrants attached to the $750,000 convertible note financing completed in February 2002. The balance of the increase was mostly due to the interest expense associated with the stockholders' notes payable.

Net Income (Loss)

         Loss from operations increased to $1.6 million in fiscal year 2002 from $1.4 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage of sales, the loss from operations decreased to 11.5% in fiscal year 2002 compared to 121.9% in the period from March 6, 2000 (inception) to June 30, 2001 due to the effects of significant sales volume increases.

         We recorded a net loss of $2.0 million in fiscal year 2002, compared to $1.5 million in the period from March 6, 2000 (inception) to June 30, 2001. As a percentage of sales, our net loss decreased to 14.3% in fiscal year 2002, compared to 130.9% in the period from March 6, 2000 (inception) to June 30, 2001. Our losses are considered to be a normal part of our expanding operations as a start-up business. As we continue to grow, we expect to become more profitable. A significant portion of our fiscal year 2002 losses were non-cash charges of $754,000 for stock compensation expense and $125,000 for amortization of debt discount related to conversion rights and warrants associated with the $750,000 convertible note financing completed in February 2002.

         Net loss per share decreased to $0.20 per share in fiscal year 2002, from $0.24 per share in the period from March 6, 2000 (inception) to June 30, 2001.

Liquidity and Capital Resources

         We had net working capital of $1.8 million at June 30, 2002, compared with $2.1 million at June 30, 2001, and $3.3 million at December 31, 2002, compared to $2.6 million at December 31, 2001. Cash and cash equivalents and short-term investments were $148,000 at June 30, 2002, compared to $89,000 at June 30, 2001. Cash used in operating activities decreased from $1.5 million in the period from March 6, 2000 (inception) to June 30, 2001 to $886,000 in fiscal year 2002. The principal operating uses of cash were attributable to the $2.0 million net loss, increased inventories and decreased accrued expenses, less the effects of $754,000 of non-cash stock compensation expense, and a decrease in accounts receivable due to increased use of factoring arrangements.

         Cash used in operating activities during the six month period ended December 31, 2002, amounted to $298,027 compared to $894,275 for the same period in the prior year. The decrease was attributable to net income of $17,541, $187,500 of non-cash amortization of debt discount, and a $624,676 decrease in inventories. The decrease in inventory was due to an effort to reduce domestic inventories. In addition, inventory levels at June 30, 2002 were significantly higher than normal due to the postponement of a delivery at the request of a major customer.

         Our revenues for the six months ended December 31, 2002, increased $1.9 million compared to the previous six month period ended June 30, 2002. In addition, several large customers did not pay their account balances within the standard time periods under the terms of our purchase orders during the first six months of fiscal 2003. The increased level of revenues and late customer payments were the main contributors to an approximately 90% increase in our receivables account at December 31, 2002, compared to our level of receivables at June 30, 2002. Because we factor our accounts receivable on a non-recourse basis to us, however, we do not have increased exposure to non-payment, despite the increase in receivables. Therefore, we did not make any adjustments to our allowance for doubtful accounts during the six months ended December 31, 2002, in connection with our increased level of receivables.

         Our investing activities for the year ended June 30, 2002 used $411,000 in cash. The acquisition of Faith Walk used $296,000 while $130,000 was used to acquire property and equipment. Investing activities during the six month period ended December 31, 2002, consumed $39,660 in cash. This amount related to the acquisition of computer equipment and improvements in Decorize's technological infrastructure.

         For the year ended June 30, 2002, cash provided by financing activities amounted to $1.4 million, principally related to $1.1 million in proceeds from the issuance of long-term debt and stockholder notes payable and $668,000 in proceeds from the issuance of common stock and stock warrants, less $408,000 in principal payments on our debt obligations. During the six months ended December 31, 2002, our cash provided from financing activities amounted to $823,084. This is principally attributable to investment capital raised of $932,490, borrowings from stockholders of $288,770, and principal payments of $340,975 on long-term debt.

         We acquired Faith Walk in July 2001 for a total consideration of $1.0 million. The components of this consideration were a promissory note of approximately $216,000, a cash payment of approximately $284,000, and 161,443 shares of our common stock valued at $510,000.

         As a result of our GuildMaster and Faith Walk acquisitions, we have issued three promissory notes in the original principal amount of $925,000 and $375,000 to Mr. Parsons and Mr. Baker, respectively, as part of the consideration for our acquisition of GuildMaster, and in the original principal amount of $216,000 to Mr. Sandel and his spouse, in connection with our acquisition of Faith Walk, for an aggregate principal amount of $1.5 million in acquisition debt. All of those notes are due in full on July 31, 2003. Following our 2002 fiscal year end, those notes were modified and are all due July 31, 2004. Each of Messrs. Parsons, Baker and Sandel are directors of Decorize. In addition, we issued a demand note to an unaffiliated stockholder of Decorize in the original principal amount of $181,464, which Decorize had paid in full as of January 31, 2003.

         We intend to fund the payment of the foregoing seller debt related to the acquisitions of GuildMaster and Faith Walk through cash generated from profitable operations and from additional external financing. However, if we are for any reason unable to refinance these debts in this manner, we would expect to be able to further extend the due dates of the debts because the holders are all major stockholders, and, except in one case, officers and directors of our company.

         We anticipate that our working capital needs will increase as our business grows. As of December 31, 2002, our working capital was $3.28 million. In particular, we require cash to fund the purchase and manufacturing of products for shipment to customers. We expect that these working capital requirements can be met through our ongoing relationships with asset-based lenders that have provided similar funding to us in the form of factored accounts receivable and borrowing against qualified inventories.

         In order to provide improved working capital liquidity and credit risk exposure, Decorize and its subsidiaries regularly sell the majority of their accounts receivable under global factoring arrangements they enter into from time to time. Throughout 2002, Decorize and its subsidiaries operated under a factoring arrangement with First Factors Corporation, under which they sold their accounts receivable on a pre-approved, non-recourse basis. Accounts receivable sold are subject to pre-approval by the factor. Decorize does not retain any interest in, or control of, the accounts receivable sold. Decorize does not bear any credit risk relating to the sold receivables other than with regard to customer disputes that may require Decorize to reacquire such disputed receivables from the factor. A portion of the sale proceeds is withheld by the factor for a period of time pursuant to the factoring agreement, which is reflected as due from factor on the balance sheet. Advances of amounts due from factor bear interest at prime, and may be offset against amounts due to Decorize at the factor's option. For the six months ended December 31, 2002, Decorize and its subsidiaries factored $8,028,816 in accounts receivable and received $7,050,000 in cash from First Factors. The factoring service fees, together with the interest paid on cash advances from the factor, amounted to $99,703 for the six months ended December 31, 2002.

         During fiscal year 2002, certain of our stockholders purchased at $0.10 per warrant, warrants to acquire our shares at a price of $2.00 per share. The aggregate purchase price of the warrants amounted to $44,000.

         In October, 2001, Fabian Garcia, one of our directors, exercised warrants to purchase 30,000 shares of common stock, for an aggregate amount of $60,000. In May, 2002, Mr. Garcia purchased 20,000 shares of common stock at $2.50 per share, plus warrants to acquire an additional 20,000 shares of common stock at an exercise price of $3.00 per share. For more information about these transactions, see "Certain Relationships and Related Transactions" on page 34 of this prospectus.

         On August 16, 2001, we borrowed $150,150 for 90 days from a commercial bank for working capital requirements. This loan was guaranteed by our President and Chief Executive Officer, Jon T. Baker, and was repaid in November 2001.

         In February 2002, we completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. We sold the shares and warrants as units at a price equal to $2.50 per unit, however, we granted one institutional investor who purchased 100,000 units a discount equal to $25,000. Each unit consisted of one share of our common stock and one five-year warrant to purchase one share of our common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. On February 28, 2002, we closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

         On February 26, 2002, we completed a private placement financing of a $750,000 Convertible Term Note, which is convertible into 535,714 (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of 2002) shares of common stock, with 300,000 warrants exercisable at $1.50 per share (as adjusted effective December 31, 2002, in accordance with the terms of the convertible note). Effective as of January 31, 2003, this convertible term note was restructured to provide that beginning January 31, 2003, we will make monthly payments of interest and principal on the note in the amount of $17,500 until December 31, 2003, at which time the note will be reamortized and the monthly installments beginning on January 31, 2004, will be adjusted so that the note will be fully paid on December 31, 2004. An additional set of three-year warrants exercisable for 216,000 shares of common stock at an exercise price of $2.80 per share have been issued in conjunction with the restructuring of the note, and the conversion period under the note was extended to December 31, 2003. NestUSA has not indicated whether or not it will exercise its option to convert the outstanding principal and interest on the note into shares of common stock, which it may do at any time until December 31, 2003. The number of shares issuable under the note will vary based upon the monthly payments made and interest accruing, but should generally decrease until it is paid in full.

         We believe that additional financing may be needed to meet the capital requirements associated with our growth objectives. We will evaluate possible alternatives for obtaining debt and equity financing to meet our capital requirements, or to retire debt we have incurred in the acquisition of GuildMaster and Faith Walk, as we deem appropriate. We may choose to forego any further financing altogether. If we pursue additional financing alternatives, there is no assurance that such financing will be available on terms that will be acceptable to us. The inability to secure such financing could have a material adverse effect on our ability to achieve our growth objectives.

         In December 2002, Decorize completed a private placement of 785,714 shares of common stock, and warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share. Each purchaser received a warrant to purchase one share of common stock for each share of common stock purchased in the private placement. The private placement was completed in two separate closings on November 19, 2002 and December 2, 2002. The aggregate purchase price for the common stock and the warrants was $1,100,000, based on a price per share of common stock equal to $1.40. As a cost of this private offering, Decorize paid $60,000 and issued 17,857 shares of common stock, together with warrants for an aggregate of 171,428 shares of common stock, as brokerage fees, to parties acting on Decorize's behalf in such placement. The warrants are exercisable at $1.40 per share for 42,857 shares, at $2.80 per share for 42,857 shares, at $1.68 per share for 42,857 shares and at $3.36 per share for 42,857 shares. All of the warrants have an exercise period of three years, except for the warrants exercisable for 42,857 shares at a price of $2.80 per share, which have an exercise period of five years.

         On January 1, 2003, the $750,000 convertible term note issued to NestUSA on February 20, 2002, was amended by the issuance of an Amended and Restated Convertible Term Note. Terms of the Amended and Restated Note created new payment terms for the convertible term note, and Decorize issued additional three-year warrants for 216,000 shares of Decorize's common stock at an exercise price of $2.80 per share. The conversion price of the original three-year warrants, exercisable for 300,000 shares, was reduced to $1.50 per share on December 31, 2002, since Decorize failed to complete the requisite financing described in those warrants. The current conversion price of the note is $1.40 per share of Decorize common stock, as reduced in accordance with the anti-dilution provisions of the note. Interest on the note accrues at an initial rate of 6.00% per annum, accrued and compounded annually. Principal and interest are payable monthly in the amount of $17,500 commencing on January 31, 2003, continuing until January 31, 2004, when the monthly payments increase to $53,351 through December 31, 2004, at which time the note will be fully paid. Decorize was not in violation of any covenants or obligations relating to the convertible note at the time of the amendment.

         On February 4, 2003, Decorize and its subsidiaries entered into a factoring arrangement with CIT Commercial Services, a unit of CIT Group Inc. This factoring arrangement replaces the previously existing arrangement that had been in place with First Factors. In addition to factoring accounts receivable, this arrangement provides for borrowing against qualified inventories of up to $1,000,000. Decorize was in compliance with its obligations under the First Factors arrangement at the time of it entering into the new agreement with CIT.

         Total Contractual Cash and Other Obligations

         The following table summarizes our long-term debt, capital lease obligations, and operating lease obligations as of June 30, 2002.

                                                                    Less than                                     After 5
                                                      Total           1 Year         1-3 Years     4 - 5 Years     Years
                                                      -----           ------         ---------     -----------     -----
Aggregate amount of principal to be paid
   on the outstanding long-term debt                $2,854,866        $552,804       $2,261,299      $ 40,763          --
Future minimum lease payments under
   capital leases                                       74,419          35,056           39,363            --          --
Future minimum lease payments under
   noncancelable operating leases                    1,486,812         371,479          567,287       436,156     111,890
                                                    ----------        --------       ----------      --------    --------
Totals                                              $4,416,097        $959,339       $2,867,949      $476,919    $111,890
                                                    ==========        ========       ==========      ========    ========

                             DESCRIPTION OF PROPERTY

         We operate each of our businesses in leased facilities. Our corporate headquarters and the operations of decorize.com are housed together in approximately 9,600 square feet in one building in Springfield, Missouri. Our rent for this space is $3,500 per month. The facilities are in good condition. The lease for our corporate headquarters terminates on April 15, 2003. We have an option to renew the lease for two periods of one year each. In addition, we lease two spaces of 1,600 square feet and 2,400 square feet in one building in Springfield, Missouri. Our rent for these two spaces is $860 and $1,100 per month, respectively. Each of these additional leases terminates on April 30, 2003. We anticipate that if additional space is required within the next 12 months for our headquarters and decorize.com operations, then such space will be available in the Springfield area on a reasonable commercial basis.

         Decorize leases 11,938 square feet of showroom in High Point, North Carolina. The High Point showroom lease terminates on November 30, 2008. The rent for the period beginning December 1, 2002 and ending October 31, 2005, is $15,738 per month with an increase to $16,029 per month for the remaining three years of the lease. We have an option to renew the lease for one five-year period.

         GuildMaster's main operations are in a 41,250 square feet facility in Springfield, Missouri. The lease agreement currently provides for a monthly rent payment of $9,860. The lease on the building terminates on November 30, 2006, and there are options to renew the lease for two additional five-year periods. The Springfield facility is in good condition, and we believe the space is adequate for GuildMaster's operations for the foreseeable future.

         GuildMaster also leases approximately 760 square feet in a furniture market in Atlanta, Georgia. The Atlanta showroom is leased on a month-to-month basis for $1,074 per month with a 30-day cancellation notice period. We believe adequate space is available in the Atlanta area on a reasonable commercial basis should the current lease not be renewed.

         Faith Walk's offices are located in a leased facility of 9,000 square feet in Houston, Texas. Our rent for this facility is $3,630 per month and the lease terminates on July 31, 2003. The facility is in good condition. We believe the space is adequate for Faith Walk operations for the current period. We do not have a renewal option as part of this lease. We believe adequate space is available within the Houston area on a reasonable commercial basis should the current lease not be renewed. However, we are in the process of transitioning all of Faith Walk's operations to Springfield, Missouri, so we do not plan to maintain facilities in Houston following the expiration of this lease.

         Faith Walk also leases showroom space from a manufacturer's representative group in Atlanta, Georgia on a month-to-month basis. This showroom, which is approximately 790 square feet, is leased for $1,255 per month with a 30-day cancellation notice period. We believe adequate space is available in the New York and Atlanta area on a reasonable commercial basis should the current lease not be renewed.

         We maintain insurance for physical loss on all properties described above, and we believe that the amount of this insurance coverage provides adequate protection.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 14, 1999, Guidelocator.com, Inc., our predecessor company, issued a $10,000 promissory note to Ruth E. Shepley, the sole officer and director of Guidelocator at the time. The note carried an interest rate of 10%, was due on August 30, 2001, and required repayment upon a change of control of Guidelocator. This note was subsequently repaid.

         In July 1999, we issued 1,500,000 shares of our common stock to Ms. Shepley for services rendered which were valued at $1,500 in the aggregate. Ms. Shepley returned 1,150,000 of these shares to us pursuant to the merger of Guidelocator and Decorate, Inc. on June 29, 2001. Prior to the merger, our office was located in a building owned by Ms. Shepley. We did not pay rent for the office and did not enter into a lease for the office space.

         When we acquired GuildMaster in June 2001, all of the stock of GuildMaster was owned by Jon Baker, our President and Chief Executive Officer, James Parsons, our Executive Vice President, and Ellen Parsons, the wife of James Parsons. The purchase price for GuildMaster was $2.5 million, which we paid by issuing a $375,000 promissory note to Mr. Baker and by issuing common stock worth approximately $2,125,000 to Mr. Baker, Mr. Parsons and Mrs. Parsons. We also assumed a $925,000 debt to owed by GuildMaster to Mr. Parsons, by issuing a $925,000 promissory note. The notes are due in full on July 31, 2004 (pursuant to modifications made subsequent to the end of fiscal year 2002). We believe that the transaction was exempt from registration Section 4(2) of the Securities Act of 1933. As part of the transaction, we entered into employment agreements with Mr. Baker and Mr. Parsons. You can find information about these employment agreements in "Executive Compensation" on page 36 of this prospectus.

         We acquired Faith Walk in July 2001. Prior to the acquisition, Faith Walk was owned by J. Michael Sandel and his spouse. The purchase price for Faith Walk was $1.0 million. We paid $284, 000 of the purchase price in cash. The remainder of the purchase price was paid by issuing a $216,000 promissory note and common stock worth approximately $510,000 to Mr. Sandel and his spouse. The note is due in full on July 31, 2004 (pursuant to modifications made subsequent to the end of fiscal year 2002). We believe the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. As part of the transaction, we entered into an employment agreement with Mr. Sandel. You can find information about Mr. Sandel's employment agreement in "Executive Compensation" on page 36 of this prospectus.

         On August 4, 2001, our Board of Directors authorized the issuance of two-year common stock purchase warrants that were exercisable for up to 500,000 shares of Decorize common stock, with the issuance to be effective as of June 30, 2001. The warrants were issued to 11 former holders of Class B equity units in decorize.com, L.L.C., the predecessor to Decorize, in exchange for the payment of $.10 per warrant share and the waiver by such holders of any claims they may have against Decorize in connection with the conversion of decorize.com, L.L.C. into a Delaware corporation. All of the former equity holders paid the full price for the warrants, except for Fabian Garcia, one of our directors, who was issued the warrants without payment of the $.10 per warrant share price, in consideration of his promise to exercise the warrants and purchase the underlying shares within a shorter time period than was provided under the warrants. Mr. Garcia exercised his warrants in October 2001, and upon such exercise and the payment of the $60,000 exercise price, he received 30,000 shares of Decorize common stock. The warrants are exercisable for $2.00 per share until June 20, 2003. The current warrant holders include Kevin Bohren and Timothy Dorgan, both of whom serve as directors of Decorize. Mr. Garcia did not pay for the warrants issued to him. Mr. Bohren paid $7,000 in cash for warrants to purchase 70,000 shares of our common stock, and Mr. Dorgan paid $1,000 in cash for warrants to purchase 10,000 shares of common stock. The amount of the original investments made by Mr. Bohren, Mr. Dorgan and Mr. Garcia for the shares of Decorate stock that were exchanged by each of them was approximately $225,000, $36,000 and $100,000, respectively.

         On May 6, 2002, Decorize issued and sold to Mr. Garcia an additional 20,000 shares of common stock at a purchase price equal to $2.50 per share, in a private sale transaction. Mr. Garcia also received common stock purchase warrants exercisable for an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share. The exercise period under the warrants terminates fie years after issuance, in May 2007.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Shares of our common stock began trading on The American Stock Exchange on March 8, 2002, under the symbol "DCZ". The following table summarizes the highest and lowest reported sales price per share for the first three fiscal quarters of 2003 and the last two fiscal quarters of 2002 following the listing of the common stock on AMEX.

                                                         High         Low
                                                         ----         ---
         Third Quarter fiscal 2003 (January 1            $1.90        $1.01
              through March 10, 2003)
         Second Quarter fiscal 2003                      $2.39        $0.72
         First Quarter fiscal 2003                        3.20         1.75
         Fourth Quarter fiscal 2002                       4.38         3.10
         Third Quarter fiscal 2002 (March 8               4.49         3.50
              through March 31)

Previously, our common stock was traded on the over-the-counter bulletin board under the symbol "DCZ". The following table summarizes the high and low historical bid quotes reported by the OTCBB Historical Data Service for the periods indicated. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

                                                        High            Low
                                                        ----            ---
         Third Quarter 2002 (through                    4.10            3.10
                March 7, 2002)
         Second Quarter 2002                            4.45            1.80
         First Quarter 2002                             3.90            1.50
         Fourth Quarter 2001                             .03             .03
         Third Quarter 2001                              .0940           .0940
         Second Quarter 2001                             **              **
         First Quarter 2001                              .0075           .0030

** No trades reported by the OTCBB

         We had approximately 540 beneficial owners of our common stock, including 97 of which were holders of record, as of February 24, 2003.

         We have not paid cash dividends on our common stock since its inception. The board of directors does not anticipate payment of any cash dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in our operations.

                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table, and the accompanying explanatory footnotes, includes annual and long-term compensation information on (i) our Chief Executive Officer, and (ii) three other executive officers and one employee who were the most highly compensated officers or employees of Decorize for services rendered in all capacities during the twelve month periods ended June 30, 2002, 2001 and 2000.

                                                                                         Long Term
                                           Annual Compensation                          Compensation
                         Twelve
Name and                  Month                                 Other Annual      Securities          All Other
Principal Position       Period        Salary        Bonus       Compensation   Underlying Options   Compensation
------------------       ------        ------        -----       ------------   ------------------   ------------
Jon T. Baker              2002       $158,579 (1) $ 20,000      $     -0-              -0-                 -0-
  Chairman, President     2001       $133,879 (2) $     -0-     $ 22,570 (2)           -0-                 -0-
  CEO and Director        2000       $ 83,769 (3) $     -0-     $     -0-              -0-                 -0-

James K. Parsons          2002       $ 88,462 (4) $     -0-     $     -0-              -0-                 -0-
Executive Vice President  2001       $ 75,000 (5) $     -0-     $     -0-              -0-                 -0-
And Director              2000       $ 37,500 (5) $     -0-     $     -0-              -0-                 -0-

J. Michael Sandel         2002       $107,800 (6) $     -0-     $     -0-              -0-                 -0-
Vice President and        2001       $122,304 (7) $     -0-     $     -0-              -0-                 -0-
Director                  2000       $127,400 (7) $     -0-     $     -0-              -0-                 -0-

J. Kent Martin (8)        2002       $100,000     $   1,384     $100,783 (9)       30,000 (10)             -0-
Vice President - Sales    2001       $ 72,367     $  10,000(12) $     -0-         106,509 (13)        $10,000(11)
and Marketing             2000       $     -0-    $      -0-    $     -0-              -0-                 -0-

Shane Mathews (14)        2002       $  70,000    $      -0-    $ 94,425 (15)      10,000 (16)             -0-
Key Account Manager       2001       $  46,231    $      -0-    $     -0-          39,941 (17)        $ 5,000(18)
                          2000       $      -0-   $      -0-    $     -0-              -0-                 -0-

(1) Includes $21,421 in deferred compensation earned by Mr. Baker in fiscal year 2002, to be paid in fiscal year 2003. Pursuant to his employment agreement with us, Mr. Baker's annual salary is $160,000.

(2) Includes compensation paid by GuildMaster, which was acquired on June 18, 2001, from July 1, 1999 to March 5, 2001 and by Decorize, Inc. thereafter.

(3) Includes (i) $20,000 in deferred compensation earned by Mr. Baker in fiscal year 2001, and paid in fiscal year 2002, and (ii) $2,570 in interest on the deferred compensation.

(4) Pursuant to his employment agreement with us, Mr. Parson's annual salary is $140,000. Mr. Parsons has opted to forgo the remaining salary owed to him under his employment agreement for fiscal year 2002.

(5) Represents compensation paid by GuildMaster, which was acquired on June 18, 2001.

(6) Pursuant to his employment agreement with us, Mr. Sandel's annual salary is $110,000. Mr. Sandel was employed by Decorize 11 months in fiscal year 2002.

(7) Represents compensation paid by Faith Walk Designs, Inc. and Odd & Ends, L.P., which were acquired on July 31, 2001.

(8) Mr. Martin's employment with us was terminated effective as of October 25, 2002.

(9)      Represents sales commissions paid in fiscal year 2002.

(10) The 30,000 shares are issuable under stock options granted under the 1999 Stock Option Plan on October 8, 2001, for an exercise price equal to $2.65 per share. These options have been terminated.

(11) Represents the fair market value of the 26,625 shares of restricted common stock issued in exchange for the decorize.com equity units previously owned by Mr. Martin, as of the exchange date.

(12)     Represents a signing bonus paid as of Mr. Martin's date of hire.

(13) The 106,509 shares are issuable under stock options granted under the 1999 Stock Option Plan on June 29, 2001, for an exercise price equal to $1.13 per share. These options were terminated after the termination of Mr. Martin's employment, as provided in the option plan

(14) Mr. Matthews is not an executive officer of Decorize; however, he is included in the table as a highly compensated employee pursuant to SEC rules.

(15)     Represents sales commissions paid in fiscal year 2002.

(16) The 10,000 shares are issuable under stock options granted under the 1999 Stock Option Plan on October 8, 2001, for an exercise price equal to $2.65 per share.

(17) The 39,941 shares are issuable under stock options granted under the 1999 Stock Option Plan on June 29, 2001, for an exercise price equal to $1.13 per share.

(18) Represents the fair market value of the 14,520 shares of restricted common stock issued in exchange for the decorize.com equity units previously owned by Mr. Matthews, as of the exchange date.

401(k) Plan

         Effective July 1, 2002, we adopted a 401(k) Profit Sharing Plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) plan is available to each employee who meets certain eligibility requirements. Employees may begin participation in the 401(k) plan on the first day of every month any time after one month of employment. Participating employees may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. Decorize has made no contributions to the 401(k) plan and, at this time, does not intend to begin matching employee contributions to the 401(k) Plan.

Option Grants Table

         The following table sets forth certain information with respect to the options granted during the fiscal year ended June 30, 2002, to each employee listed in the Summary Compensation Table set forth above.

                                           Option Grants in Fiscal Year 2002


                                                            Percent of Total    Exercise or
                                             Number of      Options Granted    Base Price in
                                              Options       to Employees in    Dollars per      Expiration
         Name                               Granted (1)     Fiscal Year(2)       Share (3)         Date
         ----                               -----------     --------------     --------------   -----------
         Jon T. Baker (4)                       -0-               N/A               N/A             N/A
         James K. Parsons (4)                   -0-               N/A               N/A             N/A
         J. Michael Sandel (4)                  -0-               N/A               N/A             N/A
         J. Kent Martin (5)                    30,000            7.4%              $2.65         06/30/11
         Shane Matthews                        10,000            2.5%              $2.65         06/30/11
---------------------------

(1) Options vest over a two-year period from date of grant, with one-third vesting immediately and the remainder vesting at the rate of 50% per year.
(2) The aggregate number of options granted in fiscal year 2002 was 454,700. (3) Closing price of our common stock on AMEX at date of grant.
(4) Decorize has never granted any stock options to Jon T. Baker, James K. Parsons or J. Michael Sandel.
(5) These options were forfeited as a result of the termination of Mr. Martin's employment with Decorize, and returned to the 1999 Stock Option Plan pool for future awards.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth certain information with respect to the options owned by the employees named above during the year ended June 30, 2002:

                                                          Number of Unexercised Options     Value of Unexercised In-the-
                               Shares                            at June 30, 2002                  Money Options
                              Acquired        Value      -------------------------------        at June 30, 2002 (1)
Name                        on Exercise      Realized    Exercisable      Unexercisable     Exercisable     Unexercisable
----                        -----------      --------    -----------      -------------     -----------     -------------
Jon T. Baker (2)                -0-           N/A            N/A              N/A              N/A             N/A
James K. Parsons (2)            -0-           N/A            N/A              N/A              N/A             N/A
J. Michael Sandel (2)           -0-           N/A            N/A              N/A              N/A             N/A
J. Kent Martin (3)              -0-           N/A          116,509           20,000          $384,480        $66,000
Shane Matthews                  -0-           N/A           43,274            6,667          $142,804        $22,001
--------------------------

(1) Based upon the spread between the closing price of our common stock on AMEX on June 30, 2002, which was $3.30 per share, and the exercise price of the options (between $1.13 and $2.65 per share).

(2) Decorize has never granted any stock options to Jon T. Baker, James K. Parsons or J. Michael Sandel.

(3) These options were forfeited as a result of the termination of Mr. Martin's employment with Decorize, and returned to the 1999 Stock Option Plan pool for future awards.

Employment Agreements

         We have employment contracts with three of our executive officers: Jon
T. Baker, James K. Parsons and J. Michael Sandel.

         Mr. Baker's employment contract, dated June 15, 2001, has a term of three years and a base annual salary of $160,000. Bonuses, if any, are to be paid at the sole discretion of our board of directors. The agreement contains an equity compensation provision under which Mr. Baker can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of GuildMaster, Inc., as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Baker voluntarily terminates his employment with us.

         Mr. Parson's employment contract, dated June 15, 2001, has a term of three years and a base annual salary of $140,000. Bonuses, if any, are to paid at the sole discretion of our board of directors. The agreement contains an equity compensation provision under which Mr. Parsons can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of GuildMaster, Inc., as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Parsons voluntarily terminates his employment with us.

         The equity compensation bonus provisions of Mr. Baker and Mr. Parsons' employment contracts establish the market value of bonus shares of our common stock that are to be issued to each executive based on the cumulative pre-tax profits of GuildMaster, Inc. during the two-year period subsequent to June 15, 2001. The cumulative profit levels and the market value of the bonus shares are shown on the following table:

                                   Equity Bonus Provision
                           Baker And Parsons Employment Contracts

         Cumulative Pre-Tax Profits of                 Market Value of Bonus
             GuildMaster, Inc. (1)                  Shares for Each Executive
             ---------------------                  -------------------------
               Less than $700,000                              $ -0-
              $700,000 - $899,999                            $100,000
             $900,000 - $1,099,999                           $150,000
               $1,100,000 or more                            $250,000

         (1) Cumulative pre-tax profits from the acquisition date of GuildMaster, Inc., which was June 18, 2001, through the Determination Date, which is June 15, 2003.

Mr. Sandel's employment contract, dated July 31, 2001, has a term of four years and a base annual salary of $110,000. Bonuses, if any, are to be paid at the sole discretion of our Board of Directors. The agreement contains an equity compensation provision under which Mr. Sandel can earn an equity compensation bonus on the second anniversary of the agreement based on the profitability of Faith Walk Designs, Inc. as set forth in the table below. The contract also includes a two-year covenant-not-to-compete in the event Mr. Sandel voluntarily terminates his employment with us.

                                  Equity Bonus Provision
                                Sandel Employment Contract

         Cumulative Pre-Tax Profits of                        Market Value of
         Faith Walk Designs, Inc. (1)                           Bonus Shares
         ----------------------------                           ------------
                Less than $400,000                                 $ -0-
               $400,000 - $499,999                               $ 50,000
               $500,000 - $699,999                               $ 85,000
                 $700,000 or more                                $125,000

         (1) Cumulative pre-tax profits from the acquisition date of Faith Walk Designs, Inc., which was July 31, 2001, through the Determination Date, which is June 31, 2003.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On April 12, 2002, Decorize dismissed its independent public accountants, Kirkpatrick, Phillips & Miller, CPA's, P.C. The decision to change accountants was recommended and approved by our board of directors on that same date. From July 31, 2001, the date of our former accountant's engagement, until April 12, 2002, there were no disagreements with Kirkpatrick, Phillips & Miller, CPA's, P.C. on any matter of accounting principle or practice, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. None of the former accountant's reports on the company's financial statements for the period of their engagement with Decorize contained an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

         The letter from the former accountants to the office of the Chief Accountant of the SEC stating that they are in agreement with the above statements is attached to Decorize's Form 8-K/A filed with the SEC on May 28, 2002.

         Effective April 12, 2002, Decorize engaged Ernst & Young LLP, as its independent public accountants. During the two most recent fiscal years and the period of January 1, 2002 through April 12, 2002, neither Decorize, nor anyone on behalf of Decorize, consulted Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Decorize's financial statements, or any matter that was the subject of a disagreement or a reportable event; and such matters were not an important factor in reaching a decision to engage Ernst & Young LLP as Decorize's independent public accountants.

         On January 3, 2003, Decorize dismissed its independent public accountants, Ernst & Young LLP. The decision to change accountants was recommended and approved by our board of directors on that same date, following the recommendation of Decorize's audit committee. From April 12, 2002, the date of our former accountant's engagement, until January 3, 2003, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. None of the former accountant's reports on the company's financial statements for the period of their engagement with Decorize contained an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

         The letter from the former accountants to the office of the Chief Accountant of the SEC stating that they are in agreement with the above statements is attached to Decorize's Form 8-K filed with the SEC on January 6, 2003.

         Effective January 6, 2003, Decorize engaged BKD, LLP, as its independent public accountants. During the two most recent twelve month periods ending June 30, 2002 and June 30, 2001 and the period of July 1, 2002 through January 3, 2003, neither Decorize, nor anyone on behalf of Decorize, consulted BKD regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or a reportable event; and such matters were not an important factor in reaching a decision to engage BKD as our independent public accountants.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Decorize, Inc. at June 30, 2002, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and for the period from January 1, 2001 to June 30, 2001, and the period from March 6, 2000 to December 31, 2000, by Kirkpatrick, Phillips & Miller, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                           OTHER AVAILABLE INFORMATION

         We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules. All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC's EDGAR system at http://www.sec.gov. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus. Requests should be directed to Jon T. Baker, our President and Chief Executive Officer.

         We are filing a registration statement with the SEC on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in the registration statement, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS
                                 DECORIZE, INC.



                                                                       Page(s)

         Consolidated Balance Sheet at December 31, 2002                 F-2

         Consolidated Statements of Operations for the Six Months
           ended December 31, 2002 and December 31, 2001                 F-4

         Consolidated Statement of Changes in Stockholders'
           Equity for the Six Months ended December 31, 2002             F-5

         Consolidated Statements of Cash Flows for the Six Months
           ended December 31, 2002 and December 31, 2001                 F-6

         Independent Auditors Report of Ernst & Young LLP               F-10

         Independent Auditors Report of Kirkpatrick, Phillips &
           Miller, CPA's, P.C.                                          F-11

         Consolidated Balance Sheet at June 30, 2002                    F-12

         Consolidated Statements of Operations for the year ended
           June 30, 2002, the period from January 1, 2001 to
           June 30, 2001 and the period March 6, 2000 to
           December 31, 2000                                            F-14

         Consolidated Statement of Changes in Stockholders'
           Equity for the year ended June 30, 2002, the period
           from January 1, 2001 to June 30, 2001 and the period
           March 6, 2000 to December 31, 2000                           F-15

         Consolidated Statements of Cash Flows for the year ended
           June 30, 2002, the period from January 1, 2001 to
           June 30, 2001 and the period March 6, 2000 to
           December 31, 2000                                            F-16

                         DECORIZE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2002 (Unaudited)

                                         ASSETS


Current assets:
      Cash and cash equivalents                                        $         633,469

Receivables:
      Trade accounts receivable, net of allowance of  $160,712                   913,767
      Due from factor, net of advances of $1,149,182                           1,130,331
      Other                                                                       46,544

      Inventories                                                              1,627,696

      Prepaid expenses and other                                                 111,359
                                                                       -----------------
               Total current assets                                            4,463,166

      Property and equipment, net                                                369,978

      Goodwill                                                                 3,258,938

      Other assets                                                                65,466
                                                                       -----------------

Total assets                                                           $       8,157,548
                                                                       =================


         See accompanying notes to the consolidated financial statements.

                                      F-2

                         DECORIZE, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
                          DECEMBER 31, 2002 (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
       Accounts payable                                                $         531,175
       Accrued salaries and commissions                                          163,093
       Other accrued expenses                                                    283,047
       Current portion long-term debt                                            186,686
       Current portion of capital lease obligations                               19,943
                                                                       -----------------
       Total current liabilities                                               1,183,944


Capital lease obligations, less current portion                                   25,951

Long-term debt, less current portion                                             304,002

Notes payable to stockholders                                                  1,927,142
                                                                       -----------------
       Total liabilities                                                       3,441,039
                                                                       -----------------

Stockholders' equity:
       Preferred stock, $.001 par value; 10,000,000 shares authorized, none issued

       Common stock, $.001 par value; 50,000,000 shares
       authorized, 11,240,693 shares outstanding                                  11,241

       Additional paid-in capital                                              6,883,224

       Accumulated deficit                                                   (2,177,956)
                                                                       -----------------

       Total stockholders' equity                                              4,716,509
                                                                       -----------------

Total liabilities and stockholders' equity                             $       8,157,548
                                                                       =================


        See accompanying notes to the consolidated financial statements.

                         DECORIZE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Six Months Ended
                                                       December 31, 2002            December 31, 2001
                                                          (Unaudited)                   (Unaudited)
                                                         -------------                 -------------
Sales                                                    $   9,304,849                 $   6,714,647

Cost of sales                                                5,811,716                     4,195,922
                                                         -------------                 -------------

Gross profit                                                 3,493,133                     2,518,725
                                                         -------------                 -------------

Operating expenses:
      Selling, general and administrative                    3,069,253                     2,290,902
      Stock compensation                                        35,000                       309,197
      Depreciation and amortization                             98,480                        51,667
                                                         -------------                 -------------
                   Total operating expenses                  3,202,733                     2,651,766
                                                         -------------                 -------------

Operating income (loss)                                        290,400                      (133,041)
                                                         -------------                 -------------
Other income (expense):
      Interest income                                            1,916                         2,619
      Interest expense                                        (325,844)                      (88,018)
      Other                                                     51,069                          (243)
                                                         -------------                 -------------

                   Total other income (expense)               (272,859)                      (85,642)
                                                         -------------                 -------------
Income (loss) before income taxes                               17,541                      (218,683)


Income tax expense                                                   -                        16,300
                                                         -------------                 -------------

Net income (loss)                                        $      17,541                 $    (234,983)
                                                         =============                 =============
Income (loss) per share:
      Basic:                                             $        0.00                 $       (0.02)
                                                         =============                 =============
      Diluted:                                           $        0.00                 $       (0.02)
                                                         =============                 =============

Weighted-average common shares outstanding:
      Basic:                                                10,577,549                    10,202,598
      Diluted:                                              10,756,948                    10,202,598


               See accompanying notes to the consolidated financial statements.

                                            DECORIZE, INC. AND SUBSIDIARIES
                               CONSOLIDATED SATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                          SIX MONTHS ENDED DECEMBER 31, 2002
                                                      (Unaudited)


                                                                         Additional
                                              Common Stock                Paid-in             Accumulated
                                        Shares           Per Value         Capital              Deficit               Total
                                      ----------        -----------      -----------         -------------        -------------
Balances, June 30, 2002               10,432,774        $    10,433      $ 5,976,542         $  (2,195,497)       $   3,791,478

Stock compensation expense
 related to stock options
 issued under Equity
 Incentive Plan                                -                  -           30,000                      -              30,000

Compensatory issuance of
  common stock                             4,348                  5            4,995                      -               5,000

Net proceeds from issuance of
   common stock                          803,571                803          871,687                      -             872,490

Net income                                     -                  -                -                 17,541              17,541
                                      ----------        -----------      -----------         -------------        -------------
Balances, December 31, 2002           11,240,693             11,241        6,883,224         $  (2,177,956)       $   4,716,509
                                      ==========        ===========      ===========         =============        =============

                             See accompanying notes to the consolidated financial statements.

                                                 DECORIZE, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                    Six Months Ended
                                                                                      December 31, 2002         December 31, 2001
                                                                                      -----------------         -----------------
                                                                                         (Unaudited)                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:                                                 $          17,541          $      (234,983)

Net income (loss)

Adjustments to reconcile net income (loss) to cash used in operating activities:
     Depreciation and amortization                                                               98,480                   54,147
     Compensatory issuance of common stock and stock options                                     35,000                  309,197
     Deferred income tax benefit                                                                      -                    3,000
     Amortization of debt discount                                                              187,500                        -

Changes in certain assets and liabilities:
     Receivables                                                                               (811,707)                (119,759)
     Due from factor                                                                           (145,607)                (838,191)
     Inventories                                                                                624,676                  185,121
     Prepaid expenses and other                                                                 (33,729)                 142,273
     Deferred tax benefits                                                                            -                   16,300
     Accounts payable                                                                          (287,192)                (123,980)
     Accrued expenses and other                                                                  17,011                 (287,400)
                                                                                      -----------------          ---------------
        Net cash used in operating activities                                                  (298,027)                (894,275)
                                                                                      -----------------          ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                        (39,660)                 (37,930)
     Other receivables                                                                                -                  693,038
     Acquisition of Faith Walk Designs, Inc., net of cash acquired                                    -                 (272,430)
                                                                                      -----------------          ---------------
        Net cash used in investing activities                                                   (39,660)                 382,678
                                                                                      -----------------          ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on long-term debt                                                      (340,975)                (300,204)
     Proceeds from issuance of long-term debt                                                         -                  200,150
     Principal payments of stockholders' notes payable                                           (7,330)                 (90,000)
     Proceeds from issuance of stockholders' notes payable                                      288,770                  271,463
     Principal payments on capital lease liabilities                                            (16,265)                       -
     Issuance of common stock, net of related expenses                                          932,490                  275,940
     Proceeds from issuance of common stock warrants                                                  -                   44,000
     Advances from factor, net                                                                 (33,606)                  160,529
                                                                                      -----------------          ---------------
        Net cash provided by financing activities                                               823,084                  561,878
                                                                                      -----------------          ---------------
        Net increase in cash and cash equivalents                                               485,397                   50,281

CASH AND CASH EQUIVALENTS at beginning of period                                                148,072                   89,180
                                                                                      -----------------          ---------------
CASH AND CASH EQUIVALENTS at end of period                                            $         633,469          $       139,461
                                                                                      =================          ===============


                            See accompanying notes to the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


1. GENERAL

The accompanying unaudited interim consolidated financial statements of Decorize, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") for reporting on Form 10-QSB. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. These interim statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-KSB for the fiscal year ended June 30, 2002, and the Company's Form 10-QSB for the fiscal quarter ended September 30, 2002.

The information contained herein reflects all normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial position. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings (loss) per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

The following table sets forth the computation of basic and diluted (loss) earnings per share:

                                                   Three Months Ended                      Six Months Ended
                                              December 31,     December 31,          December 31,       December 31,
                                                  2002             2001                 2002                2001
                                             ------------      ------------         ------------        ------------
Numerator
Net income for basic and diluted
  earnings (loss) per share                  $   (146,654)     $    (55,038)        $     17,541        $   (234,983)

Denominator
Denominator for basic earnings (loss)
  per share-weighted average shares            10,723,914        10,277,920           10,577,549          10,202,598
Effect of employee stock options and

  Warrants                                              -                 -              179,399                   -
                                             ------------      ------------         ------------        ------------

Denominator for diluted earnings (loss)
  per share-adjusted weighted average
  shares and assumed conversions               10,723,914        10,277,920           10,756,948          10,202,598

Basic earnings (loss) per share              $      (0.01)     $      (0.01)        $       0.00        $      (0.02)
                                             ============      ============         ============        ============

Diluted earnings (loss) per share            $      (0.01)     $      (0.01)        $       0.00        $      (0.02)
                                             ============      ============         ============        ============

3. INVENTORIES

Inventories as of December 31, 2002 consist of the following:

         Finished Products                               $  1,220,751
         Raw Materials                                        352,970
         Work in Process                                       53,975
                                                         ------------
                                                         $  1,627,696
                                                         ============

4. RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On July 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The adoption of SFAS No. 144 has had no significant impact on the Company's consolidated results of operations or financial position.

5. DEBT

The Company entered into a securities purchase agreement on February 26, 2002, with NestUSA, Inc., a stockholder of the Company, pursuant to which the Company issued a convertible term note in the original principal amount of $750,000 and warrants to purchase an aggregate 300,000 shares of common stock. The note accrues at a 6% per annum interest rate and initially called for equal monthly installments of principal and interest in the amount of $68,423 to be paid on the last day of each calendar month, beginning on March 31, 2003, and continuing through the end of February 2004. The holder of the note may convert all or any portion of the outstanding balance of the note, including accrued but unpaid interest, into shares of common stock for the conversion period under the note, which initially ended in February 2003. The initial conversion price was $2.50 per share, subject to adjustment under the anti-dilution provisions of the note. The warrants had an initial exercise price of $3.00 per share, but in accordance with their terms the exercise price was reduced to $1.50 per share effective December 31, 2002, because the Company did not obtain certain financing by that date. The holder of the NestUSA note subordinated its rights to the rights of The CIT Group/Commercial Services, Inc., in connection with the factoring of the Company's accounts receivable. The warrants are exercisable until February 26, 2005. Effective January 1, 2003, the note was amended to adjust the principal and interest payments due and to extend the conversion period until December 31, 2003, and in connection with the amendment, additional three-year warrants for 216,000 shares of common stock were issued, with an initial exercise price of $2.80 per share. See "Subsequent Events" below.

The estimated fair value of the warrants and beneficial conversion terms related to this convertible note payable issued on February 26, 2002, amounted to $276,515 and $473,485, respectively, and were recorded as a discount on the convertible note. The discount is being amortized to interest expense over the two-year term of the convertible note payable using the interest method. The unamortized value of the warrant and of the beneficial conversion option amounted to $161,300 and $276,200, respectively, at December 31, 2002.

On October 25, 2002, a promissory note in the original principal amount of $288,770, bearing interest at 5.75% per annum and due October 25, 2005, was issued by the Company to John Michael Sandel, a Vice President and director of the Company. This note was in exchange for Mr. Sandel's payment of two loans made to Faith Walk Designs, Inc., of which Mr. Sandel was formerly a shareholder, by Sterling Bank. The loans existed between Faith Walk and Sterling Bank prior to the acquisition of Faith Walk by the Company. Mr. Sandel's payment released Faith Walk from all Sterling Bank loan obligations. Faith Walk was not in violation of any covenants or obligations relating to either of the two loans at the time of their repayment by Mr. Sandel.

6. FINANCING

In December 2002, the Company completed the private placement of 785,714 shares of common stock, plus warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share. Each purchaser received a warrant to purchase one share of common stock for each share of common stock purchased in the private placement. The private placement was completed in two separate closings on November 19, 2002, and on December 2, 2002. The aggregate purchase price for the common stock and the warrants was $1,100,000, based on a price per share of common stock equal to $1.40. As a cost of this private offering, the Company paid $60,000 and issued 17,857 shares of common stock, together with warrants for an aggregate 171,428 shares of common stock, as brokerage fees, to parties acting on the Company's behalf in the private placement. The warrants are exercisable at $1.40 per share for 42,857 shares, at $2.80 per share for 42,857 shares, at $1.68 per share for 42,857 shares and at $3.36 per share for 42,857 shares. All of the warrants have an exercise period of three years, except for the warrants exercisable for 42,857 shares at a price of $2.80 per share, which have an exercise period of five years.

7. RECLASSIFICATIONS

Beginning accumulated earnings deficit has been credited and additional paid in capital has been debited by $1,296,375 to comply with the requirements of Securities and Exchange Commission Staff Accounting Bulletin Topic 4:B. This reclassification has no effect on the Company's net earnings.

8. SUBSEQUENT EVENTS

On January 1, 2003, the $750,000 convertible term note issued February 20, 2002, in the name of NestUSA was amended by the issuance of an Amended and Restated Convertible Term Note. Terms of the Amended and Restated Note created new payment terms for the convertible term note and required issuance of three year warrants for an additional 216,000 shares of the Company's common stock at an exercise price of $2.80 per share. The terms of issuance of the original 300,000 warrants were revised to provide for the warrants to be exercised at $1.50 per share. Interest accrues at the initial rate of six percent (6.00%) per annum, accrued and compounded annually. Principal and interest are payable monthly in the amount of $17,500 commencing on January 31, 2003, continuing until January 31, 2004, when the monthly payments increase to $53,351 through December 31, 2004, at which time the note will be fully paid. The Company was not in violation of any covenants or obligations relating to the convertible note at the time of the amendment.

On January 8, 2003, the remaining principal and all accrued interest for the promissory note dated June 29, 2001, issued by the Company to Robert J. Smith, in the original amount of $181,463, was paid in full.

On February 4, 2003, the Company entered into a factoring arrangement with CIT Commercial Services, a unit of CIT Group, Inc. This factoring arrangement replaces the previously existing arrangement that had been in place with First Factors Corporation. In addition to factoring accounts receivable, this arrangement provides for borrowing against qualified inventories of up to $1,000,000. The Company was in compliance with its obligations under the First Factors arrangement at the time of it entering into the new agreement with CIT.

9. CONTINGENCIES.

In December 2002, the Company received a written claim from two former employees demanding payment for allegedly unpaid commissions, certain unreimbursed expenses and certain unexercised stock options. The Company has rejected all of the demands made by the claimants. Management believes the claims of its former employees are without merit, and the Company intends to vigorously defend itself against these claims. No provision has been made in the consolidated financial statements for any loss that might ultimately result from this matter. However, events could occur in the near term that would change the amount of estimated loss materially.

We are also subject to certain other legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, based on discussions with and advice of legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the consolidated results of operations or our financial condition.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
Decorize, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Decorize, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Decorize, Inc. and subsidiaries as of June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in the fiscal year ended June 30, 2002, the Company changed its method of accounting for goodwill as a result of the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."


                                                           /s/ Ernst & Young LLP


Kansas City, Missouri
September 12, 2002

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Decorize, Inc. and Subsidiary
Springfield, Missouri

We have audited the consolidated statements of operations, stockholders' equity, and cash flows of Decorize, Inc. and Subsidiary for the six months ended June 30, 2001 and the period March 6, 2000 to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Decorize, Inc. and Subsidiary for the six months ended June 30, 2001 and the period March 6, 2000 to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kirkpatrick, Phillips & Miller

September 7, 2001
Springfield, Missouri

                                         DECORIZE, INC. AND SUBSIDIARIES
                                           CONSOLIDATED BALANCE SHEET
                                                  June 30, 2002


ASSETS
Current assets:
     Cash and equivalents                                                                   $     148,072

     Receivables:
        Trade accounts receivable, net of allowance of $140,571                                    94,300
        Due from factor, net of advances of $1,182,788                                            951,118
        Other                                                                                      54,304
                                                                                            -------------
                                                                                                1,099,722

     Inventories                                                                                2,252,372

     Prepaid expenses and other current assets                                                     77,630
                                                                                            -------------

        Total current assets                                                                    3,577,796

     Property and equipment, net                                                                  403,921

     Goodwill                                                                                   3,258,938

     Other assets                                                                                  90,343
                                                                                            -------------

     Total assets                                                                               7,330,998
                                                                                            =============

                             See notes to consolidated financial statements

                                                  F-12

                               DECORIZE, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEET (continued)
                                        June 30, 2002




LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                                        $     818,366
    Accrued salaries and commissions                                                              245,974
    Other accrued expenses                                                                        183,155
    Current portion of long-term debt                                                             462,970
    Current portion of capital lease obligations                                                   27,447
                                                                                            -------------

       Total current liabilities                                                                1,737,912

    Capital lease obligations, less current portion                                                34,712

    Long-term debt, less current portion                                                          121,193

    Notes payable to stockholders                                                               1,645,703
                                                                                            -------------
       Total liabilities                                                                        3,539,520
                                                                                            -------------

Stockholders' equity:

    Preferred stock, $.001 par value; 10,000,000
       shares authorized, none issued                                                                  --

    Common stock, $.001 par value; 50,000,000 shares
       authorized, 10,432,774 shares issued and outstanding                                        10,433

    Additional paid-in capital                                                                  5,976,542

    Accumulated deficit                                                                        (2,195,497)
                                                                                            -------------

    Total stockholders' equity                                                                  3,791,478
                                                                                            -------------

Total liabilities and stockholders' equity                                                  $   7,330,998
                                                                                            =============

                          See notes to consolidated financial statements

                                                 DECORIZE, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                 Period from               Period from
                                                     Year Ended              January 1, 2001 to         March 6, 2000 to
                                                    June 30, 2002               June 30, 2001           December 31, 2000
                                                    -------------               -------------           -----------------
Sales                                                $  14,081,833              $     842,274             $    284,307

Cost of sales                                            9,140,368                    585,135                  220,829
                                                     -------------              -------------             ------------

Gross profit                                             4,941,465                    257,139                   63,478
                                                     -------------              -------------             ------------

Operating expenses:
 Selling, general and administrative                     5,682,428                    952,901                  604,866
 Stock compensation                                        753,893                     41,665                   50,000
 Depreciation and amortization                             125,433                     27,545                   17,190
                                                     -------------              -------------             ------------
          Total operating expenses                       6,561,754                  1,022,111                  672,056
                                                     -------------              -------------             ------------

Loss from operations                                    (1,620,289)                  (764,972)                (608,578)
                                                     -------------              -------------             ------------

Other income (expense):
 Interest income                                             4,573                      7,822                   15,475
 Interest expense                                         (204,778)                    (4,699)                    (485)
 Interest expense - amortization of debt
   discount                                               (125,000)                        --                       --
 Other                                                     (38,648)                   (80,000)                 (72,293)
                                                     -------------              -------------             ------------
          Total other income (expense)                    (363,853)                   (76,877)                 (57,303)
                                                     -------------              -------------             ------------

Loss before income taxes                                (1,984,142)                  (841,849)                (665,881)


Income tax provision (benefit)                              32,700                    (32,700)                      --
                                                     -------------              -------------             ------------

Net loss                                             $  (2,016,842)             $    (809,149)            $   (665,881)
                                                     =============              =============             ============
Basic and diluted net loss
 Per share                                           $       (0.20)             $       (0.13)            $      (0.11)
                                                     =============              =============             ============

Basic and diluted weighted-average
 common shares outstanding                              10,306,274                  6,117,338                5,820,672
                                                     =============              =============             ============



                                    See notes to consolidated financial statements

                                             DECORIZE, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                 Receivables
                                                                                                    from
                                                                     Additional                  Stockholders
                                               Common Stock           Paid-in     Accumulated     for Stock
                                          Shares        Par Value      Capital       Deficit       Issuance          Total
                                         ----------     ---------    -----------  ------------    ----------     ------------
Balances at March 6, 2000                         -     $       -    $         -  $          -    $        -                -

Net proceeds from issuance of
  common stock                            5,820,672         5,821      1,769,179             -      (330,000)       1,445,000

Net loss                                          -             -              -      (665,881)            -         (665,881)
                                         ----------     ---------    -----------  ------------    ----------     ------------


Balances at December 30, 2000             5,820,672         5,821      1,769,179      (665,881)     (330,000)         779,119


Exercise of stock options                   109,864           110         41,555             -             -           41,665

Collections of receivables
  for stock issuance                              -             -              -             -       330,000          330,000

Merger of Decorate LLC
  into Decorize, Inc.                             -             -     (1,296,375)    1,296,375             -                -

Issuance of common stock
  for acquisition of
  GuildMaster, Inc.                       3,193,464         3,193      2,049,284             -             -        2,052,477

Net proceeds from issuance
  of common stock                           876,000           876        651,118             -             -          651,994

Net loss                                          -             -              -      (809,149)            -         (809,149)
                                         ----------     ---------    -----------  ------------    ----------     ------------

Balances at June 30, 2001                10,000,000        10,000      3,214,761      (178,655)            -        3,046,106

Issuance of common stock
  in connection with the
  acquisition of Faith
  Walk Designs, Inc.                        161,443           162        509,838             -             -          510,000

Issuance of stock warrants                        -             -        124,000             -             -          124,000

Allocation of proceeds from
  issuance of convertible
  note payable to warrants
  and beneficial conversion                       -             -        750,000             -             -          750,000

Compensation related to
  issuance of stock options
  to a non-employee                               -             -         45,000             -             -           45,000

Net Proceeds from sale of
  common stock, net of
  offering costs $10,679                    270,000           270        624,051             -             -          624,321

Issuance of common stock
  for services                                1,331             1          2,999             -             -            3,000

Stock compensation expense
  related to stock options
  issued under Equity
  Incentive Plan                                  -             -        705,893             -             -          705,893

Net Loss                                          -             -              -    (2,016,842)            -       (2,016,842)
                                         ----------     ---------    -----------  ------------    ----------     ------------

Balance at June 30, 2002                 10,432,774     $  10,433    $ 5,976,542  $ (2,195,497)   $        -     $  3,791,478
                                         ==========     =========    ===========  ============    ==========     ============


                                              See notes to the consolidated statements

                                                 DECORIZE, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                  Period from
                                                                                              Period from           March 6,
                                                                        Year Ended         January 1, 2001 to       2000 to
                                                                      June 30, 2002          June 30, 2001      December 31, 2000
                                                                      -------------        ------------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                              $  (2,016,842)         $    (809,149)       $   (665,881)
Adjustments to reconcile net loss to cash used in
 operating activities:
    Depreciation                                                            111,858                 27,756              17,190
    Amortization                                                             13,575                     --                  --
    Deferred income taxes                                                    32,700               (32,700)                  --
    Amortization of debt discount                                           125,000                     --                  --
    Provision for doubtful accounts                                         178,402                     --                  --
    Non-cash stock compensation                                             753,893                 41,665              50,000
    Gain on sale of property and equipment                                   (1,266)                    --                  --
    Loss on abandonment of property and equipment                                --                     --              72,293

Changes in operating assets and liabilities,
 net of the effects of acquisitions:
    Receivables                                                             913,063               (140,799)            (22,970)
    Due from factor                                                      (1,730,802)                    --                  --
    Inventories                                                            (304,583)              (146,793)            (61,055)
    Prepaid expenses and other assets                                        30,615                (12,825)           (125,445)
    Accounts payable                                                        174,617                 52,627              86,679
    Accrued expenses and other liabilities                                 (174,914)               170,292              35,710
                                                                      -------------          -------------        ------------
          Net cash used in operating activities
                                                                         (1,894,684)              (849,926)           (613,479)
                                                                      -------------          -------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                    (129,534)               (29,824)           (222,448)
    Proceeds from sale of property and equipment                             14,197                     --                  --
    Collections on other receivables                                             --                (69,537)                 --
    Acquisition of GuildMaster, Inc., net of cash acquired                       --                    300                  --
    Acquisition of Faith Walk Designs, Inc., net of cash
      acquired                                                             (295,812)                    --                  --
                                                                      -------------          -------------        ------------
          Net cash used in investing activities                            (411,149)               (99,061)           (222,448)
                                                                      -------------          -------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on long-term debt                                   (338,507)                    --                  --
    Proceeds from issuance of long-term debt                                933,391                     --                  --
    Principal payments on stockholders' notes payable                       (51,505)                    --                  --
    Proceeds from issuance of stockholders' notes payable                   162,167                     --                  --
    Proceeds from receivables for issuance of common stock                       --                330,000                  --
    Net proceeds from issuance of common stock                               624,321               152,770           1,395,000
    Proceeds from issuance of common stock warrants                          44,000                     --                  --
    Advances from factor, net                                             1,008,372                     --                  --
    Principal payments on capital lease obligations                         (17,514)                (1,568)             (2,108)
                                                                      -------------          -------------        ------------
          Net cash provided by financing activities                       2,364,725                481,202           1,392,892
                                                                      -------------          -------------        ------------
          Net increase (decrease) in cash and cash equivalents              (58,892)              (467,785)            556,965


CASH AND CASH EQUIVALENTS at beginning of period                             89,180                556,965                  --
                                                                      -------------          -------------        ------------
CASH AND CASH EQUIVALENTS at end of period                            $     148,072          $      89,180        $    556,965
                                                                      =============          =============        ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash paid during the year for interest                            $     178,402          $       4,699        $        485
                                                                      =============          =============        ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  AND INVESTING ACTIVITIES
    Common stock warrants issued in conjunction with
      convertible note payable                                        $     276,515          $          --        $         --

    Beneficial conversion option associated with
      convertible note payable                                              473,485                     --                  --

    Equipment acquired through issuance of capital lease
      obligations                                                            60,173                     --              10,204


                                           See notes to consolidated financial statements

                          DECORIZE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business - Decorize, Inc. and its subsidiaries (the Company) is a manufacturer and wholesaler of imported home furnishings and home accent items. The business of the consolidated group is conducted through Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc.

Principles of consolidation - The consolidated financial statements include the accounts of Decorize, Inc. and its wholly-owned subsidiaries, GuildMaster, Inc. and Faith Walk Designs, Inc, which were acquired in June 2001 and July 2001, respectively. The results of operations of companies acquired are included in the consolidated financial statements from the effective date of acquisition (see Note 2). All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

Concentration of credit risk - The Company has established relationships with several major customers. One accounted for 19.9% of the Company's sales for the year ended June 30, 2002. Another accounted for 38.9% for the period March 6, 2000 (inception) to June 30, 2001. The Company's financial instruments exposed to concentration of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high credit quality financial institutions and, at times, such cash may be in excess of the federal depository insurance limit. The Company grants credit to customers who meet the Company's pre-established credit requirements and generally does not require collateral to secure payment of accounts receivable. The Company provides for estimated uncollectible accounts receivable in the accompanying consolidated financial statements.

Cash equivalents - Cash equivalents include money market funds and all highly liquid debt instruments with maturities of three months or less at the date of their purchase. Substantially all cash was in the form of depository accounts.

Accounts receivable - Accounts receivable are stated at the amount billed to customers including freight and miscellaneous charges. Accounts receivable is due 30 days after the date revenue is recognized and the invoice issued. The Company provides an allowance for doubtful accounts, which is based on outstanding receivables, historical collection information, any known disputed invoices and existing economic conditions. Amounts that are not resolved within 120 days are considered delinquent. Delinquent receivables are placed for collection or written off based on individual credit evaluation and specific circumstances of the customer.

Due from factor - In order to provide improved working capital liquidity, the Company and its subsidiaries regularly sell the majority of their account receivable to First Factors Corporation on a pre-approved, non-recourse basis. Accounts receivable sold are subject to pre-approval by the factor, customer dispute and certain reserves that result in some credit risk to the Company. The Company does not retain any interest in or control of the accounts receivable sold. The Company does not bear any credit risk relating to the sold receivables other than with regard to customer disputes that may require the Company to reacquire such disputed receivables from the factor. A portion of the sale proceeds is withheld by the factor for a period of time pursuant to the factoring agreement, which is reflected as due from factor on the balance sheet. Advances of amounts due from factor bear interest at prime, and may be offset against amounts due to the Company at the factor's option. The Company and its subsidiaries assigned accounts receivable to First Factors Corporation totaling $11,106,137 for the year ended June 30, 2002, and $8,028,816 for the six months ended December 31, 2002. During those periods, the Company and its subsidiaries received advances against those receivables of $8,718,694 and $7,050,000, and incurred interest and fees of $122,054 and $114,104, respectively. The balance shown as due from factor on the balance sheet represents accounts receivable assigned for which the factor has not yet made payments or advances to the Company.

Inventories - Inventories for Decorize, Inc., GuildMaster, Inc. and Faith Walk Designs, Inc. are stated at the lower of cost, as determined by the first-in first-out (FIFO) method, or market.

Property and equipment - Property and equipment have been stated at cost less accumulated depreciation. As required by Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalized $167,088 related to computer software developed or obtained for internal use. Depreciation has been computed by applying the straight-line method to each asset category over their estimated lives as, follows:

Category                                        Estimated Life     June 30, 2002
--------                                        --------------     -------------
Automobiles                                          5 years         $   14,718
Warehouse and production equipment                 5-7 years             62,939
Computer software                                    3 years            167,088
Office and computer equipment                      3-7 years            241,323
Lease hold improvements                           lease term             71,606
                                                                     ----------
Total                                                                   557,674
Accumulated depreciation                                                153,753
                                                                     ----------
Net property and equipment                                           $  403,921
                                                                     ==========

Impairment of long-lived assets - Long-lived assets, including certain finite-lived intangibles, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company reviews applicable long-lived assets on a periodic basis. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the assets and the fair market value of the assets. The Company's estimates of fair values are based on the best information available and require the use of estimates, judgments, and projections as considered necessary. The actual results may vary significantly. No impairment losses have been recorded in any period.

Goodwill - Effective July 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which was issued by the Financial Accounting
 Standards Board (FASB) in July 2001. SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. SFAS No. 142 also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company did not identify or record a charge as a result of the impairment test required with the adoption of this new standard. No amortization of goodwill has been recorded in any period.

Income Taxes - The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. See Note 8. Under the liability method, deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities and are measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue recognition - Revenue is generally recognized when the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon receipt of the products at customer locations.

Shipping and handling costs - Shipping and handling costs are recorded at the time product is shipped or delivered to the customer and are included in cost of sales in the accompanying consolidated statements of operations.

Advertising costs - The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended June 30, 2002, the period from January 1, 2001 to June 30, 2001, and the period from March 6, 2000 to December 31, 2000 were $141,000, $74,601 and $145,246, respectively.

Accounting for stock-based compensation - In accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost. APB Opinion No. 25 measures compensation cost as the excess, if any, of the quoted market price of company common stock at the grant date over the amount the employee must pay for the stock. Required pro forma disclosures of compensation expense determined under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation, are presented in Note 10.

The Company adopted Financial Accounting Standards Board Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, effective July 1, 2000. In accordance with FIN 44, when an award is modified to accelerate vesting, a new measurement date results (see Note 10).

Financial instruments - The carrying amounts of the Company's financial instruments, which consist principally of cash, accounts receivable, accounts payable and notes payable approximate fair value.

Loss per share - Basic loss per share excludes the dilutive effect of outstanding stock options and warrants and is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share also excludes the otherwise dilutive effects of outstanding stock options and warrants as their effects would be anti-dilutive.

Recent Accounting Standards and significant accounting policies - In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, and resolved significant implementation issues that had evolved since the issuance of SFAS No. 121. SFAS No. 44 also establishes a single accounting model for long-lived assets to be disposed of by sale. The Company will adopt SFAS No. 144 in the first quarter of fiscal 2003. Adoption of SFAS No. 144 is not expected to have a significant impact on the Company's consolidated results of operations or financial position.

Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications - Certain amounts in the 2000 and 2001 consolidated financial statements have been reclassified to conform to the 2002 presentation.

(2) MERGERS AND ACQUISITIONS

Far East Direct, L.L.C., a Missouri limited liability company was formed on February 7, 2000. This company began operating on March 6, 2000. On March 29, 2000, Far East Direct, L.L.C. changed its name to decorize.com, L.L.C. On March 28, 2001, Decorate, Inc. was incorporated as a Missouri corporation for the purpose of changing the legal form of decorize.com, L.L.C. decorize.com, L.L.C. was merged into Decorate, Inc. on June 18, 2001. Since the two entities were owned by the same individuals, no adjustments to the carrying value of assets or liabilities were recorded.

Decorate, Inc. was acquired on June 29, 2001, by Guidelocator.com, Inc. (Guidelocator), a Texas corporation. Guidelocator was a publicly held company that had minimal operations. Guidelocator issued 7,700,000 shares (77% of the total outstanding shares after the acquisition) of its common stock in exchange for all of the outstanding shares of Decorate, Inc. common stock. After the acquisition, the shareholders of Decorate, Inc. held the majority of the outstanding common stock of Guidelocator. Because of this, Decorate, Inc. is considered the acquiring company for accounting purposes. On July 6, 2001, Guidelocator merged into Decorize, Inc., a Delaware corporation and wholly-owned subsidiary of Guidelocator formed solely for that purpose.

At the same time Decorate, Inc. was incorporated, JB Express, Inc., a wholly-owned subsidiary of Decorate, Inc. was formed as a Missouri corporation. JB Express, Inc. merged with GuildMaster, Inc. on June 18, 2001, and then changed its name to GuildMaster, Inc. The acquisition of GuildMaster, Inc. was accounted for as a purchase, and the results of operations of GuildMaster, Inc. have been included in the consolidated results of the Company since the acquisition date. GuildMaster, Inc. incurred a net loss of $3,941 for the period June 18, 2001, to June 30, 2001. The purchase price was comprised of 223,210 shares of common stock valued at $2,052,477, the issuance of a $375,000 promissory note to selling stockholders and acquisition costs. Prior to the acquisition, all of GuildMaster's outstanding common stock was owned by two individuals who together controlled 47.26% of Decorate, Inc.'s outstanding common stock and represented a minority of the Decorate, Inc. board. Otherwise, neither GuildMaster and/or its affiliates were related in any way to Decorate, Inc. and/or its affiliates. The $2,500,000 cost of the acquisition was allocated based on fair market values of the net assets acquired.

         Cash                                                    $       300
         Accounts Receivable                                         437,984
         Other Receivables                                            43,299
         Inventories                                               1,225,262
         Prepaid expenses and other                                   60,737
         Property and equipment                                      122,821
         Goodwill (not tax deductible)                             2,125,949
         Accounts Payable                                            (41,140)
         Accrued Expenses                                           (122,680)
         Other liabilities                                          (268,160)
         Long-term Debt                                             (159,372)
         Notes payable to stockholder                               (925,000)
                                                                 -----------
                                                                 $ 2,500,000
                                                                 ===========


On July 27, 2001, Decorate, Inc. was merged into Decorize, Inc. Upon the completion of this merger, the assets and liabilities of the former decorize.com, L.L.C. were held directly by Decorize, Inc. and Decorize, Inc. had one wholly-owned subsidiary, GuildMaster, Inc.

On July 31, 2001, Faith Walk Designs, Inc. was merged with and into Step of Faith, Inc., a wholly owned subsidiary of Decorize, Inc. Step of Faith, Inc. then changed its name to Faith Walk Designs, Inc. Faith Walk has historically sourced its products in unpainted form from United States suppliers and added design finishing in Faith Walk's Houston, Texas manufacturing facility. However, under the Company's "direct ship" strategy, Faith Walk is now creating designs and then sourcing finished products from the Company's suppliers in the Far East at substantially reduced cost levels that will allow Faith Walk to reduce prices to its customers, and still increase its gross margins on current product offerings. The Company acquired Faith Walk due to its unique product design and talented workforce.

The $1,021,555 purchase price was comprised of a 6.75% promissory note due July 31, 2003 in the principal amount of $215,743, cash of $295,812 and 161,443 shares of Decorize, Inc. common stock (valued at $510,000). The acquisition was accounted for as a purchase, and the results of operations of Faith Walk Designs, Inc. have been included in the consolidated results of the Company since the acquisition date. The total cost of this acquisition, was allocated based on fair market values of the net assets acquired as follows:

         Accounts receivable                                  $      327,467
         Inventories                                                 514,679
         Prepaid expenses and other                                   13,156
         Property and equipment                                       70,945
         Goodwill (not tax deductible)                             1,132,989
         Accounts payable                                           (463,303)
         Accrued expenses                                             (5,709)
         Other liabilities                                           (81,492)
         Long-term debt                                             (487,177)
                                                              --------------
                                                              $    1,021,555
                                                              ==============

The following unaudited pro forma information summarizes the results of operations for the periods indicated as if the GuildMaster and Faith Walk acquisitions had been completed as of the beginning of the periods presented. Pro forma data for the year ended June 30, 2002 would not be materially different than actual results of operations due to the date of the Faith Walk acquisition, and is therefore not presented. The pro forma data gives effect to actual operating results prior to the merger. Adjustments to interest expense, depreciation expense and income taxes are reflected in the pro forma data. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the merger had occurred as of the beginning of the periods presented or that may be obtained in the future.

                                                   Period from                 Period from
                                                 January 1, 2001            March 6, 2000 to
                                                 to June 30, 2001           December 31, 2000
                                                 ----------------           -----------------
         Sales                                     $   4,662,660              $   9,189,422
         Cost of sales                                 3,061,518                  5,688,517
                                                   -------------              -------------
         Gross profit                                  1,601,142                  3,500,905
         Operating expenses                            2,542,913                  3,655,796
                                                   -------------              -------------
         Net Income (loss) from
           Operations                                   (941,771)                  (154,891)
         Other income (expense)                         (153,153)                  (236,770)
                                                   -------------              -------------
         Loss before income taxes                     (1,094,924)                  (391,661)
         Income tax benefit                             (197,086)                   (70,499)
                                                   -------------              -------------
         Net loss                                  $    (897,838)             $    (321,162)
                                                   =============              =============
         Basic and diluted loss per Share          $       (0.10)             $       (0.04)
                                                   =============              =============

(3) INVENTORIES

Inventories as of June 30, 2002 consist of the following:

         Raw materials and supplies                            $   556,858
         Finished products                                       1,691,225
         Work in process                                             4,289
                                                               -----------
                                                               $ 2,252,372
                                                               ===========

(4) LEASES

The Company leases various plant, office and showroom facilities and certain other equipment under agreements accounted for as operating leases. These leases expire through April 2008 and certain leases contain renewal options.

The Company also leases equipment under agreements accounted for as capital leases. The assets under capital leases are amortized on a straight-line basis over the term of the lease, and lease amortization is included in depreciation expense. Property and equipment included $87,970 of assets under capital lease less $19,008 in accumulated amortization at June 30, 2002.

Future minimum payments for non-cancelable capital and operating leases with initial or remaining terms of one year or more at June 30, 2002 are as follows:

   Year Ended                              Capital Leases       Operating Leases
   ----------                              --------------       ----------------
   June 30, 2003                                $   35,056          $    371,479
   June 30, 2004                                    26,345               292,639
   June 30, 2005                                    13,018               274,648
   June 30, 2006                                        --               252,588
   June 30, 2007 and beyond                             --               295,458
                                                    ------          ------------
Total minimum lease payments                        74,419          $  1,486,812
                                                                    ============
Less amount representing interest                   12,260
                                                ----------
Present value of minimum lease payments             62,159
Less current portion                                27,447
                                                ----------
                                                $   34,712
                                                ==========

Total rent expense incurred under operating leases amounted to $365,227, $22,470 and $13,128 for the year ended June 30, 2002, the period from January 1, 2001 to June 30, 2001 and the period from March 6, 2000 to December 31, 2000, respectively. The depreciation of assets held under capital leases is included in depreciation expense in the accompanying consolidated statements of operations.

(5) DEBT

The Company has the following long-term debt at June 30, 2002:

                                                                                    June 30, 2002
                                                                                    -------------
         Note payable to bank in monthly installments of $3,201 including interest at the bank's prime rate plus 1% (4.75% at June 30,
           2002), through June 2007, secured by inventories and accounts
           receivable;                                                               $   132,499

         Note payable to NestUSA in monthly installments of $68,423 including interest at 6% through February 2004, as disclosed
           below                                                                         750,000

         Less unamortized discount related to warrants and beneficial
           conversion option discussed below                                            (625,000)
                                                                                     -----------
                                                                                         125,000

         Note payable to bank in monthly installments of $1,111 plus interest, at the bank's prime rate plus 1.25% (4.75% at June 30,
           2002), through September 2002, secured by substantially all
           assets                                                                        176,648

         Note payable to bank in monthly installments of $10,000, plus interest at the bank's prime rate plus 1% (4.75% at June 30,
           2002), through September 2002, secured by substantially all
           assets                                                                        150,016
                                                                                     -----------
                                                                                         584,163
         Less current portion                                                            462,970
                                                                                     -----------
                                                                                     $   121,193
                                                                                     ===========

The aggregate principal amounts of long-term debt to be paid in each of the next five years ending June 30, including amounts attributable to the unamortized discount on the $750,000 note payable, totaling $625,000 at June 30, 2002, are as follows:

         Year Ended                                     Aggregate Principal
           June 30                                            Maturities
           -------                                            ----------
             2003                                            $   552,804
             2004                                                583,196
             2005                                                 32,400
             2006                                                 34,400
             2007                                                  6,363
                                                             -----------
                                                             $ 1,209,163
                                                             ===========

The Company entered into a securities purchase agreement on February 26, 2002. Under this agreement the Company issued a convertible term note in the amount of $750,000 and warrants to purchase an aggregate of 300,000 shares of common stock. The note accrues interest at a 6% rate and requires equal monthly installments of principal and interest, in the amount of $68,423 to be paid on the last day of each calendar month beginning on March 31, 2003, through February 2004. Within one year the holder of this note may convert all or any portion of the outstanding balance of this note, including accrued but unpaid interest, into shares of common stock. The price at which the note is convertible is $2.50 per share. The warrants have an exercise price of $3.00 per share. If the Company does not obtain a specified amount of financing by December 31, 2002, the warrant exercise price will be reduced to $1.50 per share. The warrants are exercisable until February 26, 2005.

The estimated fair value of the warrants and beneficial conversion terms related to this convertible note payable issued on February 26, 2002, amounted to $276,515 and $473,485, respectively, and were recorded as a discount on the note. The discount is being amortized to interest expense over the two-year term of the convertible note payable using the interest method.

Notes payable to stockholders at June 30, 2002 consists of the following unsecured notes, all of which are due July 31, 2003:

         Prime +  1%; with interest due at maturity;                925,000
         Prime + 1%; with interest due at maturity;                 375,000
         Prime; with interest due at maturity;                      131,463
         6.75%; with interest due at maturity;                      214,240
                                                                -----------
                                                                $ 1,645,703
                                                                ===========

The prime rate of interest at June 30, 2002 was 4.75%. Subsequent to June 30, 2002, the maturity date of all notes payable to stockholders was extended to July 31, 2004.

A bank loan agreement requires GuildMaster, Inc. to maintain certain covenants, the more important of which restricts the purchase of its stock and payment of dividends.

(6) STOCKHOLDERS' EQUITY

On August 4, 2001, the Company's board of directors authorized the issuance, to be effective as of June 30, 2001, of up to 500,000 common stock purchase warrants to 11 former holders of Class B units in decorize.com, L.L.C. in exchange for up to $50,000 ($44,000 of which was received) and the waiver by such holders of any claims they might have against Decorize, Inc. in connection with the formation of the Company in June 2001. The warrants are exercisable for $2.00 per share until June 30, 2003. As of June 30, 2002, 440,000 warrants remained outstanding and 30,000 warrants had been exercised for consideration of $60,000. The Company accrued an $80,000 charge in June 2001, related to the fair value of these warrants, net of cash payments to be received. The fair value of the warrants was computed using a Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.0%, expected volatility factor for the Company's common stock of 0.463, weighted-average expected life of the outstanding warrants of 0.5 years and no expected dividends.

In February 2002, the Company completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to four accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act. The Company sold the shares and warrants as Units at prices between $2.25 and $2.50 per Unit, with each Unit consisting of one share of our common stock and one five-year warrant to purchase one share of common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. On February 28, 2002, the Company closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

In addition, the Company issued an additional 20,000 shares of common stock for aggregate proceeds of $50,000 during fiscal 2002.

The Company agreed to prepare a registration statement covering the common stock issued pursuant to sale of the units and the associated warrants. The Company further pledged to use its best efforts to cause the registration statement for the common stock to be made effective by the SEC and to maintain the effectiveness of the registration statement until all such common stock has been resold by the initial owners.

(7) RETIREMENT PLAN

GuildMaster, Inc. has a 401(K) plan covering all full-time employees. Contributions to the plan for any fiscal year, as determined by the Board of Directors, are discretionary but, in no event, will they exceed 15 percent of the annual aggregate salaries of those employees eligible for participation in the plan plus carryovers from prior years. No employer amounts were contributed to the plan for any period presented in these consolidated financial statements.

(8) INCOME TAXES

The components of the income tax provision (benefit) consist of the following:

                                                                 Period from
                                   Year Ended                January 1, 2001 to
                                 June 30, 2002                  June 30, 2001
                                 -------------               ------------------
Current                             $      --                     $      --
Deferred                               32,700                       (32,700)
                                    $  32,700                     $ (32,700)

The difference between the reported income tax provision (benefit) and taxes determined by applying the applicable U.S. Federal statutory income tax rate to loss before taxes is reconciled as follows:

                                                                              Period from
                                                                            January 1, 2001
                                                            Year Ended             to
                                                              June 30,          June 30,
                                                                2002              2001
                                                            -----------        -----------
Income tax provisions (benefit) at federal
  statutory rate                                            $  (674,608)       $  (286,229)
Increase (decrease) in taxes resulting from:
  Losses passed through to decorize.com,
     L.L.C members                                                   --            262,868
  State income taxes                                            (81,846)                --
  Non-deductible expenses                                         5,649                265
  Changes in valuation reserve                                  821,611
  Other                                                         (38,106)            (9,604)
                                                            -----------        -----------
Income tax provision (benefit)                              $    32,700        $   (32,700)
                                                            ===========        ===========

As discussed in Note 2, Decorate, Inc. merged with decorize.com, L.L.C. on June 18, 2001. Because decorize.com, L.L.C. operated as a limited liability company, any net losses incurred between March 6, 2000 and June 18, 2001, were passed through to each member of the limited liability company with no income tax benefit resulting to the Company.

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

Significant components of deferred tax liabilities and assets as of June 30, 2002 are presented below:

                                                                 June 30, 2002
                                                                 -------------
         Deferred tax assets:
           Start-up and organizational
             costs not deducted for tax
             purposes                                           $      20,941
         Allowance for doubtful accounts                               59,159
         Capitalized lease obligations                                  2,489
         Accrued expenses not
                  deducted for tax purposes                            33,164
         Net operating loss carry forwards                            715,687
                                                                -------------
                                                                      831,440
         Valuation allowance                                         (821,611)
                                                                -------------
         Net deferred tax assets                                        9,829
         Deferred tax liabilities:
           Property and equipment                                      (9,829)
                                                                -------------
         Net deferred taxes                                     $          --
                                                                =============

During the year ended June 30, 2002, the Company recorded a valuation reserve for the full amount of the net deferred tax asset otherwise recorded due to the losses incurred causing uncertainty as to the reliability of the deferred tax assets in future years. As of June 30, 2002, the Company had net operating loss carry forwards of approximately $1,810,000, which will expire in varying amounts from 2021 to 2022, if unused. Utilization of the net operating loss carry forward may be subject to certain limitations as a result of changes in ownership of the Company.

(9) LOSS PER SHARE

The computation of diluted loss per share on the accompanying consolidated statements of operations excludes the effect of the assumed exercise of 784,998 and 344,823 of stock options that were outstanding as of June 30, 2002, and June 30, 2001, respectively, because the effect would be anti-dilutive.

(10) STOCK OPTION PLAN

The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options because, as described below, the alternative fair value accounting provided under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

The Company has a stock options plan (Equity Incentive Plan) providing for incentive and nonqualified stock options under which 3,000,000 shares of common stock are available to issuance to employees, officers, directors, and consultants. Options granted under this plan may expire as much as 10 years from the date of the grant at prices determined by the Board of Directors. No options were granted during the period from March 6, 2000 to December 31, 2000.

A summary of the Company's stock option activity and related information for the year ended June 30, 2002 and the period from January 1, 2001 to June 30, 2001 is as follows:

                                                        2002                                        2001
                                                              Weighted-average                          Weighted-average
                                              Options           Exercise Price            Options         Exercise Price
                                              -------           --------------            -------         --------------
   Outstanding at beginning
     of period                                344,823                 $    .99                 --               $     --
   Granted                                    454,700                     2.73            454,687                   0.75
   Exercised                                       --                       --            109,864                  0.004
   Forfeited                                  (14,525)                    2.26                 --                     --
                                              -------                                    --------
   Outstanding at end
     of period                                784,998                     1.97            344,823                    .99
                                              =======                                    ========
   Exercisable at end
     of period                                547,675                     1.68                 --                     --
   Weighted-average fair
     value of options granted
     during the period                                                    1.58                                       .23

For options outstanding as of June 30, 2002, the number of options, range of exercise price, weighted-average exercise price, and weighted-average remaining contractual life for each group of options are as follows:

                                                               Weighted Average
                                          Weighted Average         Remaining
         Range of Prices      Options      Exercise Price       Contractual Life
         ---------------      -------      --------------       ----------------
         $0.80 to $ 1.13      339,498          $0.98               6.00 years
         $2.60 to $ 2.70      420,500           2.66               6.63 years
         $3.95 to $ 4.20       25,000           4.00               3.56 years


Pro forma information regarding net loss and loss per share is required by SFAS No. 123 using the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001, respectively: risk-free interest rates of 4.4% and 6%; volatility factors of the expected market price of the Company's common stock of 0.516 and 0.463; a weighted-average expected life of the option ranging from five to seven years; and a 0% dividend yield over the expected life of the options.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures the estimated fair value of the options is amortized to expense over the option vesting period. The Company pro forma information follows:

                                                        Year ended June 30,
                                                               2002
                                                               ----
Pro forma net loss                                         $(2,518,839)
Pro forma loss
  per share (basic and diluted)                            $      (.24)

The pro forma results for the period from January 1, 2001 to June 30, 2001 would not have been materially different than actual results.

In February 2001, decorize.com, L.L.C. issued a total of 41,257 unit options to ten employees. These options were all exercised in February 2001 at a price of $0.01 per unit. The units were ultimately converted into 109,864 shares of the Company's stock.

The Company granted stock options to certain executives, employees and directors on October 8, 2001, November 21, 2001 and May 6, 2002. The exercise price of these options granted equals the market price on the date of the grant. There is no recorded expense related to grants of these options.

On January 16, 2002, the Company granted options to an executive with an exercise price below the market price on the date of the grant. The Company has recorded $87,500 of stock compensation expense related to these options in fiscal 2002.

On October 3, 2001, the Board of Directors approved the acceleration of vesting of 339,498 options granted June 29, 2001, held by certain current employees, including officers of the Company. These options have a 7-year life and originally vested on certain performance requirements being met. With the Board approval, these options became fully vested as of June 29, 2002. Other than the changes in the vesting period, there was no other change in the terms of the original options as granted.

FIN 44 requires, among other things, that stock options, which have been modified after December 15, 1998, to accelerate vesting, be accounted for with a new measurement date. Compensation is measured based on the award's intrinsic value at the date of modification and expensed over the new expected vesting period. As a result of the application of FIN 44, the Company recorded a non-cash stock compensation expense of $618,393 in fiscal 2002. In future periods, the Company will not have to record any additional stock compensation related to these options as they became fully vested on June 29, 2002.

The Company issued a warrant to purchase 150,000 shares of its common stock to an outside consultant for services rendered. The warrant has an exercise price of $3.00 per share and expires in November 2004.

(11) DEFERRED COMPENSATION

In January 2001 the Company entered into a deferred compensation agreement with one of its officers. The Company deferred $40,000 of the officer's salary for the period January 1, 2001 to December 31, 2001. In January 2002, the Company paid the entire amount of the deferred compensation to its officer. No deferred compensation existed at June 30, 2002.

(12) EMPLOYMENT AGREEMENTS

As part of the GuildMaster, Inc. merger, employment agreements were entered into with two officers of the Company. The agreements are effective for a three year period and contain a covenant-not-to-compete clause that prohibits the officers from competing against the corporation for two years after the officers voluntarily terminate their employment. The agreements also state that if the officers are employed by the Company as of the second anniversary date (determination date) of the agreements the officers shall be issued shares of common stock of the Company based upon pre-tax profits of GuildMaster. The following table shows the market value of the shares to be issued:


Cumulative Pre-tax Profits                                 Market Value of
 of GuildMaster, Inc. as of                               Bonus Shares to be
   Determination Date                                     Issued to Employee
   ------------------                                     ------------------
Less than $700,000                                             $      --
$700,000 - $899,999                                              100,000
$900,000- $1,099,999                                             150,000
$1,100,000 or more                                               250,000

Mr. Sandel's employment contract, dated July 31, 2001, has a term of four years and a base annual salary of $110,000. Bonuses, if any, are to be paid at the sole discretion of the Company's Board of Directors. The agreement contains an equity compensation provision under which Mr. Sandel can earn an equity compensation bonus at the second anniversary of the agreement based on the profitability of Faith Walk Designs, Inc. as set forth on the table below. No amounts have been earned or accrued as of June 30, 2002. The contract also includes a two-year covenant-not-to-compete clause in the event Mr. Sandel voluntarily terminates his employment with the Company.

Cumulative Pre-tax Profits of                                 Market Value of
  Faith Walk Designs, Inc. (a)                                  Bonus Shares
------------------------------                                ---------------


Less than $400,000                                                $      0
$400,000 - $499,000                                                 50,000
$500,000-  $699,999                                                 85,000
$700,000 or More                                                   125,000


(a) Cumulative pre-tax profits from the acquisition date of Faith Walk Designs, Inc., which was July 31, 2001, through the Determination Date, which is July 31, 2003.

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation contain no specific previsions concerning indemnification of officers and directors. Our Bylaws provide that Decorize shall have the power to indemnify any person who is a party to any threatened, pending or completed action by reason of the fact he is (or was) an officer or director of Decorize, for his or her expenses (including attorney's fees) actually and reasonably incurred by him in connection with such action. Delaware law permits such indemnification and requires that Decorize indemnify any director who is successful on the merits of any such action for the reasonable expenses incurred by him in connection with such action.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:                          Amount Payable by the Registrant:

SEC Registration Fee                                  $        538
Printing and Engraving                                $      5,000
Legal Fees and Expenses                               $     55,000
Accounting Fees and Expenses                          $     30,000
Transfer Agent Fees and Expenses                      $      5,000
Expenses of Selling Stockholders                      $     25,000
                                                      ------------
Total                                                 $    117,538
                                                      ============

All expenses other than the SEC registration fee are estimated. All expenses will be paid by the registrant.


                     RECENT SALES OF UNREGISTERED SECURITIES

         The following information sets forth particular information for all our securities sold since inception, without registration under the Securities Act of 1933. There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

         In July 1999, Guidelocator.com, Inc., our predecessor company issued 1,500,000 shares of common stock to Ruth E. Shepley, our sole officer and director at the time, for services rendered that were valued at $1,500. Ms. Shepley returned 1,150,000 of these shares to the Registrant pursuant to the June 29, 2001 Guidelocator acquisition of Decorate, Inc. We believe the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as Ms. Shepley was our sole officer and director at the time and an accredited investor, and since the transaction was non-recurring and privately negotiated.

         From July 1999 through September 1999, we sold 1,074,000 shares of our common stock at an aggregate purchase price of $38,000 to 41 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

         When we acquired GuildMaster in June 2001, all of the stock of GuildMaster was owned by Jon T. Baker, our President and Chief Executive Officer, James K. Parsons, our Executive Vice President, and Ellen Parsons, the wife of Mr. Parsons. The purchase price for GuildMaster was $2.5 million, which we paid by issuing a $375,000 promissory note to Mr. Baker and by issuing common stock worth approximately $2,125,000 to Mr. Baker, Mr. Parsons and Mrs. Parsons. We also assumed a $925,000 debt to owed by GuildMaster to Mr. Parsons, by issuing a $925,000 promissory note. The notes are due in full on July 31, 2004 (pursuant to modifications made subsequent to the end of fiscal year 2002). We believe that the transaction was exempt from registration Section 4(2) of the Securities Act of 1933. As part of the transaction, we entered into employment agreements with Mr. Baker and Mr. Parsons.

                                     PII-1

         We acquired Faith Walk in July 2001. Prior to the acquisition, Faith Walk was owned by J. Michael Sandel and his spouse. The purchase price for Faith Walk was $1.0 million. We paid $284, 000 of the purchase price in cash. The remainder of the purchase price was paid by issuing a $216,000 promissory note and common stock worth approximately $510,000 to Mr. Sandel and his spouse. The note is due in full on July 31, 2004 (pursuant to modifications made subsequent to the end of fiscal year 2002). We believe the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. As part of the transaction, we entered into an employment agreement with Mr. Sandel.

         On June 29, 2001, we closed a private placement, pursuant to which we sold 876,000 shares of our common stock to twelve accredited investors for an aggregate purchase price of $700,000. The common stock had a purchase price of $0.80 per share. We believe that the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

         On August 4, 2001, our Board of Directors authorized the issuance of two-year common stock purchase warrants that were exercisable for up to 500,000 shares of Decorize common stock, with the issuance to be effective as of June 30, 2001. The warrants were issued to 11 former holders of Class B equity units in decorize.com, L.L.C., the predecessor to Decorize, in exchange for the payment of $.10 per warrant share and the waiver by such holders of any claims they may have against Decorize in connection with the conversion of decorize.com, L.L.C. into a Delaware corporation. All of the former equity holders paid the full price for the warrants, except for Fabian Garcia, one of our directors, who was issued the warrants without payment of the $.10 per warrant share price, in consideration of his promise to exercise the warrants and purchase the underlying shares within a shorter time period than was provided under the warrants. Mr. Garcia exercised his warrants in October 2001, and upon such exercise and the payment of the $60,000 exercise price, he received 30,000 shares of Decorize common stock. The warrants are exercisable for $2.00 per share until June 20, 2003. The current warrant holders include Kevin Bohren and Timothy Dorgan, both of whom serve as directors of Decorize. Mr. Garcia did not pay for the warrants issued to him. Mr. Bohren paid $7,000 in cash for warrants to purchase 70,000 shares of our common stock, and Mr. Dorgan paid $1,000 in cash for warrants to purchase 10,000 shares of common stock. The amount of the original investments made by Mr. Bohren, Mr. Dorgan and Mr. Garcia for the shares of Decorate stock that were exchanged by each of them was approximately $225,000, $36,000 and $100,000, respectively. We believe that the transaction was exempt under Section 4(2) of the Securities Act of 1933.

         In October 2001, Mr. Garcia exercised warrants for 30,000 shares of our common stock at an exercise price of $2.00 per share, for a total purchase price of $60,000, as described above. Since the acquisition by Mr. Garcia of the warrants was exempt under Section 4(2) of the Securities Act of 1933, we believe that the exercise of the warrant for the underlying shares was also exempt from registration.

         In November 2001, we issued a warrant to purchase 150,000 shares of common stock at a price of $3.00 per share to National Financial Commitment Corporation, a business consultant that provided advice regarding financing alternatives available to Decorize, in exchange for those services. The warrants are exercisable until November 2004. We believe that the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

         In February 2002, we completed a private placement financing of $525,000 of restricted securities consisting of common stock and common stock warrants to four accredited investors, which was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933. We sold the shares and warrants as units at a price between $2.25 and $2.50 per unit, with each unit consisting of one share of our common stock and one five-year warrant to purchase one share of our common stock for $4.00 per share. The minimum purchase was 20,000 units for $50,000. The purchasers included Jack DeArmon, Joanna DeArmon, NestUSA and Quest Capital Alliance. We provided a discount of $25,000 to Quest Capital Alliance, which purchased 100,000 units. On February 28, 2002, we closed the private placement subscriptions for 220,000 units at a total selling price of $525,000.

         On February 26, 2002, we completed a private placement financing with NestUSA, an accredited investor, of a $750,000 Convertible Term Note, convertible into 535,714 (as adjusted from an initial 300,000 shares in accordance with the antidilution provisions of such instrument due to the private placement completed in November and December of 2002) shares of common

                                     PII-2
stock, with 300,000 warrants exercisable at $2.50 per share. As amended, the note is convertible into shares of common stock of the Registrant until December 31, 2003. NestUSA has not indicated whether it will convert the note, in whole or in part, into shares of common stock. The number of shares that may be issued upon conversion of the note depends upon if, and how much of the note, NestUSA decides to convert to common stock. We believe that the private placement was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. Effective as of January 31, 2003, the convertible term note was amended to restructure the payments of principal and interest due from Decorize. Beginning January 31, 2003, we will make monthly payments of interest and principal on the note in the amount of $17,500 until December 31, 2003, at which time the note will be reamortized and the monthly installments beginning on January 31, 2004, will be adjusted. The note is due in full on December 31, 2004. In connection with the restructuring of the Convertible Term Note, on January 31, 2003, we issued warrants to NestUSA exercisable for 216,000 shares of common stock at an exercise price of $2.80 per share. The warrants are exercisable until December 31, 2005. We believe that the issuance of the warrants is exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

         On May 6, 2002, we closed a private placement with Fabian Garcia, one of our directors, in which he purchased 20,000 shares of common stock at a price of $2.50 per share and warrants to acquire an additional 20,000 shares of common stock at an initial exercise price of $3.00 per share. The warrants are exercisable until May 6, 2007. The purchase price for the common stock and warrants was $50,000. We believe this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, because Mr. Fabian is one of our directors, was an existing securityholder and an accredited investor, and because the transaction was non-recurring and privately negotiated.

         In December 2002, we completed a private placement of 785,714 shares of common stock to five accredited investors at a price of $1.40 per share and three-year warrants to acquire an additional 785,714 shares of common stock at an initial exercise price of $2.80 per share, which had two separate closings on November 19, 2002 and December 2, 2002. The aggregate purchase price of the common stock and warrants was $1.1 million. As an expense of this private offering, we issued an additional set of warrants for an aggregate 171,428 shares issued to brokers acting on our behalf in such placements, with 42,857 shares exercisable at $1.40 per share, 42,857 shares exercisable at $2.80 per share, 42,857 shares exercisable at $1.68 per share and 42,857 shares exercisable at $3.36 per share. In addition to those broker warrants, Decorize issued an additional 17,857 shares of common stock to its lead broker in the private placement as a portion of its placement fee. The private placement shares (including shares that may be issued upon any exercise of warrants) are being registered for resale by the purchasers and the brokers under this registration statement. The purchasers include Quest Capital Alliance, Pequot Scout Fund, L.P., Pequot Navigator Offshore Fund, L.P., Gryphon Master Fund, and Gary Stein Roth IRA. We believe that the private placement was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

         In addition to the transactions described above, in the last three years we have issued stock options to purchase 1,204,623 shares of common stock to our officers, directors, employees and other eligible persons under our 1999 Stock Option Plan. 109,864 shares have been issued upon exercise of stock options, and stock options to purchase 1,204,623 shares of common stock currently remain outstanding. The exercise prices of the stock options range from $0.80 to $3.95 per share, which reflects the fluctuation in our stock price. The exercise price is based predominantly upon the prevailing market prices of the options at the time of grant. We believe that the issuance of stock options and restricted stock, and the issuance of common stock upon the exercise of stock options awarded under our plan is exempt from registration under Rule 701 of the Securities Exchange Act of 1933.

                                     PII-3

                                    EXHIBITS
Exhibit
Number            Description
------            -----------

2.1 Agreement and Plan of Merger between Decorate, Inc. and decorize.com, L.L.C., dated June 18, 2001 (1)
2.2 Agreement and Plan of Merger by and among JB Express, Inc., GuildMaster, Inc., James K. Parsons, Ellen L. Parsons and Jon T. Baker, dated June 18, 2001 (1)
2.3 Securities Exchange Agreement between Guidelocator.com, Inc. and the shareholders of Decorate, Inc., dated June 29, 2001 (2)
2.4 Certificate of Merger issued by the State of Delaware for the merger of Guidelocator.com with and into Decorize, Inc., dated July 5, 2001 (2)
2.5 Articles of Merger issued by the State of Texas for the merger of Guidelocator.com with and into Decorize, Inc., dated July 6, 2001 (2)
2.6 Agreement and Plan of Merger by and among Decorize, Inc., Step of Faith, Inc., Faith Walk Designs, Inc., John Michael Sandel and Kitty Sandel, dated July 31, 2001 (3)
2.7 Letter Agreement between John Michael Sandel, Kitty Sandel and Decorize, Inc., dated July 31, 2001 (3)
2.8 Letter Agreement #2 between John Michael Sandel, Kitty Sandel and Decorize, Inc., dated July 31, 2001 (3)
2.9 Certificate of Ownership and Merger issued by the State of Delaware for the merger of Decorate, Inc. with and into Decorize, Inc., dated July 27, 2001 (1)
2.10 Articles of Merger issued by the State of Missouri for the merger of Decorate, Inc. with and into Decorize, Inc., dated August 6, 2001 (1)
3.1 Certificate of Incorporation of Decorize, Inc., State of Delaware, dated June 27, 2001 (1)
3.2      Bylaws of Decorize, Inc. (1)
4.1 Form of Securities Purchase Agreement between Decorize, Inc. and the Purchasers set forth on the signature pages thereto, together with all exhibits and schedules (4)
4.2 Securities Purchase Agreement, dated as of February 26, 2002, by and between Decorize, Inc. and NestUSA, Inc., together with all exhibits and schedules (5)
4.3 Subscription Agreement dated November 11, 2001, between Decorize, Inc. and Fabian Garcia.(9)
4.4      Form of Decorize, Inc. Stock Certificate (1)
4.5 Form of Securities Purchase Agreement between Decorize, Inc. and the Purchaser acquiring its shares on November 19, 2002, together with exhibits (8)
4.6 Form of Securities Purchase Agreement between Decorize, Inc. and the Purchasers acquiring their shares on December 2, 2002, together with exhibits (8)
5        Opinion of Hallett & Perrin, P.C. (10)
10.1 Form of Guaranty between Faith Walk Designs, Inc. and The CIT Group/Commercial Services, Inc., dated January 30, 2003 (10)
10.2 Form of Guaranty between GuildMaster, Inc. and The CIT Group/Commercial Services, Inc., dated January 30, 2003 (10)
10.3 Factoring Agreement between Decorize, Inc. and The CIT Group/Commercial Services, Inc., dated January 30, 2003 (10)


21       List of Subsidiaries of Decorize, Inc. (10)
23.1     Consent of Kirkpatrick, Phillips & Miller, CPA's, P.C. (10)
23.2     Consent of Ernst & Young LLP (10)
23.3     Consent of Hallett & Perrin, P.C. (included in Exhibit 5)
24       Power of Attorney (included on p. II-4)
---------------------------
(1) Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Registrant on September 28, 2001.
(2) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on July 16, 2001.
(3) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on August 15, 2001.
(4) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on March 15, 2002.
(5) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on March 19, 2002.
(6) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on August 1, 2001.
(7) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on April 12, 2002.
(8) Filed previously as an exhibit to the Current Report on Form 8-K filed by Registrant on December 5, 2002.
(9) Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Registrant on October 2, 2002.
(10)     Filed herewith.

                                  UNDERTAKINGS

         Decorize hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         For the purpose of determining liability under the Securities Act of 1933, Decorize hereby undertakes to treat each post-effective amendment of this registration statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         Decorize hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Decorize pursuant to the foregoing provisions or otherwise, Decorize has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Decorize of expenses incurred or paid by a director, officer or controlling person of Decorize in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Decorize will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Springfield, State of Missouri on March 24, 2003.

                                  DECORIZE, INC.

                                  By: /s/ Jon T. Baker
                                      ------------------------------------------
                                  Printed Name:     Jon T. Baker
                                  Titles:  President and Chief Executive Officer



                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Jon Baker as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         In accordance with the requirements of the Securities Act of 1933 this registration statement was signed by the following persons in the capacities and on the dates stated:



/s/ Jon T. Baker                        Chairman of the Board, President and
----------------------------            Chief Executive Officer
Jon T. Baker                            (principal executive officer)



/s/ Alex Budzinsky                      Executive Vice President and
----------------------------            Chief Financial Officer
Alex Budzinsky                          (principal financial officer)


/s/ Brent Olson                         Vice President of Finance
----------------------------            and Treasurer
Brent Olson                             (principal accounting officer)


/s/ John A. Bagalay, Jr.                Director
----------------------------
John A. Bagalay, Jr.


 /s/ James K. Parsons                   Director and Executive Vice President
----------------------------
James K. Parsons


                                        Director
----------------------------
Timothy M. Dorgan

                                        Director
----------------------------
Fabian Garcia


 /s/ Kevin Bohren                       Director
----------------------------
Kevin Bohren


 /s/ J. Michael Sandel                  Director and Vice President
----------------------------
J. Michael Sandel